Execution Version

AGREEMENT AND PLAN OF MERGER
by and between
SMARTFINANCIAL, INC.
and
PROGRESSIVE FINANCIAL GROUP INC.
Dated as of October 29, 2019

1

TABLE OF CONTENTS

ARTICLE I	THE MERGER 2

Section 1.01	The Merger 2

Section 1.02	Charter and Bylaws 2

Section 1.03	Bank Merger 2

Section 1.04	Directors and Officers 2

Section 1.05	Effective Time; Closing 3

Section 1.06	Additional Actions 3

Section 1.07	Reservation of Right to Revise Structure 3

ARTICLE II	MERGER CONSIDERATION; EXCHANGE PROCEDURES 4

Section 2.01	Merger Consideration 4

Section 2.02	Rights as Shareholders; Stock Transfers 5

Section 2.03	Fractional Shares 5

Section 2.04	Plan of Reorganization 6

Section 2.05	Exchange Procedures 6

Section 2.06	Deposit and Delivery of Merger Consideration 6

Section 2.07	Rights of Certificate Holders after the Effective Time 7

Section 2.08	Anti-Dilution Provisions 7

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PFG 8

Section 3.01	Organization and Standing 8

Section 3.02	Capital Stock 8

Section 3.03	Subsidiaries 9

i

Section 3.04	Corporate Power; Minute Books 10

Section 3.05	Corporate Authority 10

Section 3.06	Regulatory Approvals; No Defaults 10

Section 3.07	Financial Statements; Internal Controls 11

Section 3.08	Regulatory Reports 12

Section 3.09	Absence of Certain Changes or Events 13

Section 3.10	Legal Proceedings 13

Section 3.11	Compliance With Laws 13

Section 3.12	PFG Material Contracts; Defaults 14

Section 3.13	Agreements with Regulatory Agencies 15

Section 3.14	Brokers; Fairness Opinion 16

Section 3.15	Employee Benefit Plans 16

Section 3.16	Labor Matters 19

Section 3.17	Environmental Matters 19

Section 3.18	Tax Matters 20

Section 3.19	Investment Securities 22

Section 3.20	Derivative Transactions 22

Section 3.21	Regulatory Capitalization 23

Section 3.22	Loans; Nonperforming and Classified Assets 23

Section 3.23	Allowance for Loan and Lease Losses 24

Section 3.24	Trust Business; Administration of Fiduciary Accounts 25

Section 3.25	Investment Management and Related Activities 25

Section 3.26	Repurchase Agreements 25

Section 3.27	Deposit Insurance 25

Section 3.28	Community Reinvestment Act, Anti-money Laundering and Customer Information Security 25

Section 3.29	Transactions with Affiliates 26

Section 3.30	Tangible Properties and Assets 26

Section 3.31	Intellectual Property 27

Section 3.32	Insurance 27

Section 3.33	Antitakeover Provisions 28

Section 3.34	PFG Information 28

Section 3.35	[Reserved] 28

Section 3.36	Bank Holding Company 28

Section 3.37	No Other Representations or Warranties 28

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SMBK 29

Section 4.01	Organization and Standing 29

Section 4.02	Capital Stock 29

Section 4.03	Corporate Power 29

Section 4.04	Corporate Authority 29

Section 4.05	SEC Documents; Financial Statements 30

Section 4.06	Regulatory Approvals; No Defaults 30

Section 4.07	SMBK Information 31

Section 4.08	Absence of Certain Changes or Events 31

Section 4.09	Compliance with Laws 31

Section 4.10	Legal Proceedings 32

Section 4.11	No Other Representations or Warranties 32

ARTICLE V	COVENANTS 33

Section 5.01	Covenants of PFG 33

Section 5.02	Covenants of SMBK 39

Section 5.03	Commercially Reasonable Efforts 39

Section 5.04	Shareholder Approval 39

Section 5.05	Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing 40

Section 5.06	Regulatory Filings; Consents 40

Section 5.07	Publicity 41

Section 5.08	Access; Current Information; Accounting Matters 42

Section 5.09	No Solicitation by PFG; Superior Proposals 43

Section 5.10	Indemnification 46

Section 5.11	Employees; Benefit Plans 48

Section 5.12	Notification of Certain Changes 49

Section 5.13	Transition; Informational Systems Conversion 50

Section 5.14	No Control of Other Party’s Business 50

Section 5.15	Certain Litigation 50

Section 5.16	Director Resignations 50

Section 5.17	Non-Competition and Non-Disclosure Agreement 51

Section 5.18	Claims Letters 51

Section 5.19	[Reserved] 51

Section 5.20	Coordination 51

Section 5.21	Transactional Expenses 52

Section 5.22	Confidentiality 52

Section 5.23	AAA Dividend 52

Section 5.24	Tax Matters 52

ARTICLE VI	CONDITIONS TO CONSUMMATION OF THE MERGER 54

Section 6.01	Conditions to Obligations of the Parties to Effect the Merger 54

Section 6.02	Conditions to Obligations of PFG 55

Section 6.03	Conditions to Obligations of SMBK 55

Section 6.04	Frustration of Closing Conditions 57

ARTICLE VII	TERMINATION 57

Section 7.01	Termination 57

Section 7.02	Termination Fee 58

Section 7.03	Effect of Termination 59

ARTICLE VIII	DEFINITIONS 59

Section 8.01	Definitions 59

ARTICLE IX	MISCELLANEOUS 68

Section 9.01	Survival 68

Section 9.02	Waiver; Amendment 68

Section 9.03	Governing Law; Jurisdiction; Waiver of Right to Trial by Jury 68

v

Section 9.04	Expenses 69

Section 9.05	Notices 69

Section 9.06	Entire Understanding; No Third Party Beneficiaries 70

Section 9.07	Severability 70

Section 9.08	Enforcement of the Agreement 70

Section 9.09	Interpretation 70

Section 9.10	Assignment 71

Section 9.11	Counterparts 72

Section 9.12	Privileged Communications 72

Exhibit A – Form of Voting Agreement
Exhibit B – Form of Bank Plan of Merger and Merger Agreement
Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit D – Form of Claims Letter

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is dated as of October 29, 2019, by and between SmartFinancial, Inc., a Tennessee corporation (“SMBK”), and Progressive Financial Group Inc., a Tennessee corporation (“PFG” and, together with SMBK, the “Parties” and each a “Party”).
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which PFG will, on the terms and subject to the conditions set forth in this Agreement, merge with and into SMBK (the “Merger”), with SMBK as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, as a condition to the willingness of SMBK to enter into this Agreement, certain directors and shareholders of PFG have entered into voting agreements (each a “Voting Agreement” and collectively, the “Voting Agreements”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with SMBK, pursuant to which each such director or shareholder has agreed, among other things, to vote certain of the PFG Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreements;
WHEREAS, PFG owns 100% of the issued and outstanding common stock of Progressive Savings Bank, a Tennessee state-chartered bank (“Progressive Bank”) and SMBK owns 100% of the issued and outstanding common stock of SmartBank, a Tennessee state-chartered bank;
WHEREAS, as a further condition to the willingness of SMBK to enter into this Agreement, certain employees of PFG and/or its Subsidiaries will enter into termination agreements, employment agreements, or retention agreements following the entry into this Agreement;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE MERGER

Section 1.01    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act Tenn. Code Ann. §§ 48-11-101, et seq. (the “TBCA”), at the Effective Time, PFG shall merge with and into SMBK pursuant to the terms of this Agreement. SMBK shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Tennessee. As of the Effective Time, the separate corporate existence of PFG shall cease.
Section 1.02    Charter and Bylaws. At the Effective Time, the charter of SMBK in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity until thereafter amended in accordance with applicable Law. The bylaws of SMBK in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
Section 1.03    Bank Merger. Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Progressive Bank shall be merged with and into SmartBank (the “Bank Merger”), in accordance with the provisions of the Tennessee Banking Act, and SmartBank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and Tennessee state banking laws and regulations, as further set forth in the separate merger agreement (the “Bank Plan of Merger”) in substantially the form attached hereto as Exhibit B, which SmartBank and Progressive Bank are simultaneously executing as of the date hereof. Each of PFG and SMBK have approved the Bank Plan of Merger in its capacity as the sole shareholder of Progressive Bank and SmartBank, respectively. As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of SmartBank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Progressive Bank shall continue to operate under its name; provided that prior to any such election, SMBK shall (a) reasonably consult with PFG and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay, or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04    Directors and Officers. With the exception of adding Ottis Phillips to the board of directors, the directors and officers of SMBK immediately prior to the Effective Time shall, from and after the Effective Time, continue as the directors and officers of the Surviving Entity until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Entity. With the exception of adding Ottis Phillips to the board of directors, the directors and officers of SmartBank immediately prior to the effective time of the Bank Merger shall, from and after the Effective Time, continue as the directors and officers of the Surviving Bank until their successors shall have been duly elected, appointed, or qualified or until their earlier death, resignation, or removal in accordance with the charter and bylaws of the Surviving Bank. The parties agree that any executive officer of the Surviving Entity or the Surviving Bank shall be authorized to sign any and all Tax Returns of PFG or Progressive Bank, respectively, that are filed after the Effective Time regardless of the period covered by the Tax Returns.
Section 1.05    Effective Time; Closing.

(a)    Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) related to the Merger, which will include the plan of merger (the “Plan of Merger”), that shall be filed with the Secretary of State of the State of Tennessee, as provided in the TBCA, on or prior to the Closing Date. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Tennessee, or at such later time as is agreed between the Parties and specified in the Articles of Merger in accordance with the relevant provisions of the TBCA (such date and time is hereinafter referred to as the “Effective Time”).
(b)    The closing of the Merger contemplated by this Agreement (the “Closing”) shall take place on a date determined by SMBK and reasonably acceptable to PFG (the “Closing Date”), which shall be within 30 days after all of the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable Law) in accordance with the terms hereof, at the headquarters of SMBK at 5401 Kingston Pike, Knoxville, Tennessee, 37319, or such other place, date, and time as the Parties may mutually agree. At or prior to the Closing, there shall be delivered to SMBK and PFG the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.06    Additional Actions. If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments, or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, documents, assignments, or assurances in Law or take any such other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.07    Reservation of Right to Revise Structure. SMBK may at any time and without the approval of PFG change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to Holders as Merger Consideration, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of the Holders in connection with the Merger, or (iv) require submission to or approval of PFG’s shareholders after the Plan of Merger has been approved by PFG’s shareholders. In the event that SMBK elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.
ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of PFG:
(a)    Each share of SMBK Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)    Each share of PFG Common Stock owned directly by SMBK, PFG, or any of their respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts, and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “PFG Cancelled Shares”).
(c)    Holders of shares of PFG Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such Person by Chapter 23 of the TBCA. Notwithstanding anything in this Agreement to the contrary, all shares of PFG Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23 of the TBCA, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the TBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the TBCA and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of PFG Common Stock under the applicable provisions of the TBCA. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the TBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. PFG shall give SMBK (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of PFG Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBCA and received by PFG relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBCA. PFG shall not, except with the prior written consent of SMBK, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of PFG Common Stock for which dissenters’ rights have been perfected shall be returned to SMBK upon demand.

(d)    Each share of PFG Stock (excluding Dissenting Shares and PFG Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive (i) an amount of cash equal to the Per Share Cash Consideration and (ii) a number of shares of SMBK Common Stock equal to the Per Share Stock Consideration, where:
(i)    “Aggregate Cash Consideration” means an amount equal to $14,595,354.37, minus the amount of (i) the AAA Dividend, and (ii) the loss, if in excess of $250,000, realized by PFG or its applicable Subsidiary on any Pre-Closing Divestiture.
(ii)    “Aggregate Stock Consideration” means 1,292,592.556 shares of SMBK Common Stock.
(iii)    “Outstanding Shares Number” means the number of shares of PFG Common Stock issued and outstanding as of the Effective Time.
(iv)    “Per Share Cash Consideration” means an amount of cash equal to the quotient obtained by dividing (A) the Aggregate Cash Consideration by (B) the Outstanding Shares Number.
(v)    “Per Share Stock Consideration” means a number of shares of SMBK Common Stock obtained by dividing (A) the Aggregate Stock Consideration by (B) the Outstanding Shares Number.
Section 2.02    Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of PFG Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of PFG Common Stock, the Merger Consideration and any cash in lieu of fractional shares of SMBK Common Stock in accordance with this Article II. At the Effective Time, holders of PFG Common Stock shall cease to be, and shall have no rights as, shareholders of PFG, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of SMBK Common Stock as provided under this Article II. At the Effective Time, the stock transfer books of PFG shall be closed, and there shall be no registration of transfers on the stock transfer books of PFG of shares of PFG Common Stock.
Section 2.03    Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of SMBK Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, SMBK shall pay or cause to be paid to each Holder of a fractional share of SMBK Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in SMBK Common Stock to which such Holder would otherwise be entitled by the SMBK Average Stock Price.
Section 2.04    Plan of Reorganization. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Regulations promulgated thereunder, and it is intended that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.
Section 2.05    Exchange Procedures. As promptly as practicable after the Effective Time, the Exchange Agent will mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the “Letter of Transmittal”).
Section 2.06    Deposit and Delivery of Merger Consideration.
(a)    Prior to the Effective Time, SMBK shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of SMBK Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and conditioned upon receipt of a properly completed Letter of Transmittal. The Exchange Agent and SMBK, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of PFG Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by SMBK or the Exchange Agent.
(b)    Any portion of the Exchange Fund that remains unclaimed by a Holder for one year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to SMBK. Any Holder who have not theretofore complied with this Section 2.06 shall thereafter look only to SMBK for the Merger Consideration, any cash in lieu of fractional shares of PFG Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of PFG Common Stock such Holder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of PFG Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of SMBK Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of SMBK (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat, or similar Laws. SMBK and the Exchange Agent shall be entitled to rely upon the stock transfer books of

PFG to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of PFG Common Stock represented by any Certificate or Book-Entry Share, SMBK and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)    SMBK or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as SMBK is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by SMBK or the Exchange Agent, as applicable.
Section 2.07    Rights of Certificate Holders after the Effective Time.
(a)    All shares of SMBK Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by SMBK in respect of the SMBK Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of SMBK Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the SMBK Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of SMBK Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of SMBK Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SMBK Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(b)    In the event of a transfer of ownership of a Certificate representing PFG Common Stock that is not registered in the stock transfer records of PFG, the proper amount of cash and/or shares of SMBK Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such PFG Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of SMBK that the Tax has been paid or is not applicable.
Section 2.08    Anti-Dilution Provisions. If the number of shares of SMBK Common Stock or PFG Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of PFG Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PFG
Except as set forth in the disclosure schedule delivered by PFG to SMBK prior to or concurrently with the execution of this Agreement with respect to each such section below (the “PFG Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the PFG Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PFG that such item represents a material exception or fact, event, or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on PFG and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, PFG hereby represents and warrants to SMBK as follows:
Section 3.01    Organization and Standing. Each of PFG and its Subsidiaries is (a) an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to PFG. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in PFG Disclosure Schedule 3.01.
Section 3.02    Capital Stock.
(a)    The authorized capital stock of PFG consists of 1,000,000 shares of PFG Common Stock and 1,000,000 shares of preferred stock, no par value. As of the date hereof, there are 20,721 shares of PFG Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no shares of PFG Common Stock held by any of PFG’s Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers). PFG Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of PFG, of each Holder, and the number of shares of PFG Common Stock held by each such Holder. The issued and outstanding shares of PFG Common Stock are duly authorized, validly issued, fully paid, non-assessable, and have not been issued in violation of nor are they subject to preemptive rights of any PFG shareholder. All shares of PFG’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)    There are not outstanding Rights of PFG. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments, or understandings to which PFG or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of PFG or any of PFG’s Subsidiaries or obligating PFG or any of PFG’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, PFG or any of PFG’s Subsidiaries other than those listed in PFG Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of PFG or any of PFG’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of PFG Common Stock or capital stock of any of PFG’s Subsidiaries or any other securities of PFG or any of PFG’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any such Subsidiary or any other entity. Except for the PFG Voting Agreements, there are no agreements, arrangements, or other understandings with respect to the voting of PFG’s capital stock and there are no agreements or arrangements under which PFG is obligated to register the sale of any of its securities under the Securities Act.
Section 3.03    Subsidiaries.
(a)    PFG Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of PFG, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by PFG. Except as set forth in PFG Disclosure Schedule 3.03(a), (i) PFG owns, directly or indirectly, all of the issued and outstanding equity securities of each PFG Subsidiary, (ii) no equity securities of any of PFG’s Subsidiaries are or may become required to be issued (other than to PFG) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to PFG or a Subsidiary of PFG), (iv) there are no contracts, commitments, understandings or arrangements relating to PFG’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by PFG, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by PFG or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws. Neither PFG nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)    Except as set forth in PFG Disclosure Schedule 3.03(b), neither PFG nor any of PFG’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Progressive Bank. Except as set forth in PFG Disclosure Schedule 3.03(b), neither PFG nor any of Subsidiary of PFG beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.04    Corporate Power; Minute Books.
(a)    PFG and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and PFG has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals, and the Requisite PFG Shareholder Approval.
(b)    PFG has made available to SMBK a complete and correct copy of its charter and bylaws or equivalent organizational documents, each as amended to date, of PFG and each of its Subsidiaries, the minute books of PFG and each of its Subsidiaries, and the stock ledgers and stock transfer books of PFG and each of its Subsidiaries. Neither PFG nor any of its Subsidiaries is in violation of any of the terms of its charter, bylaws, or equivalent organizational documents. The minute books of PFG and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of PFG and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of PFG and each of its Subsidiaries.
Section 3.05    Corporate Authority. Subject only to the receipt of the Requisite PFG Shareholder Approval at the PFG Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of PFG and the board of directors of PFG on or prior to the date hereof. The board of directors of PFG has directed that this Agreement be submitted to PFG’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite PFG Shareholder Approval in accordance with the TBCA and PFG’s charter and bylaws, no other vote or action of the shareholders of PFG is required by Law, the charter or bylaws of PFG or otherwise to approve this Agreement and the transactions contemplated hereby. PFG has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SMBK, this Agreement is a valid and legally binding obligation of PFG, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception’’).
Section 3.06    Regulatory Approvals; No Defaults.
(a)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by PFG or any of its Subsidiaries in connection with the execution, delivery, or performance by PFG of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the Tennessee Department of Financial Institutions (the “TDFI”), and other banking, regulatory, self-regulatory, or enforcement authorities or any courts, administrative agencies, or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices

(the “Regulatory Approvals”), (ii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the TDFI, or other applicable Governmental Authorities, and the Secretary of State of the State of Tennessee to cause the Bank Merger to become effective and (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SMBK Common Stock pursuant to this Agreement and approval of listing of such SMBK Common Stock on the NASDAQ. Subject to the receipt of the consents, approvals, and waivers referred to in the preceding sentence, the Requisite PFG Shareholder Approval and as set forth on PFG Disclosure Schedule 3.06(a), the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by PFG do not and will not (1) constitute a breach or violation of, or a default under, the charter, bylaws or similar governing documents of PFG or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to PFG or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on PFG or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement, or other instrument or obligation of PFG or any of its Subsidiaries or to which PFG or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation, except where the failure to obtain the consent or approval would not be reasonably expected to have a material impact on PFG or result in a material financial penalty.
(b)    As of the date hereof, PFG has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07    Financial Statements; Internal Controls.
(a)    PFG has previously delivered or made available to SMBK copies of PFG’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2018, 2017 and 2016, accompanied by the unqualified audit reports of Mauldin & Jenkins LLP, independent registered accountants (collectively, the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements (including the related notes and schedules thereto) for the nine months ended September 30, 2019 (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of PFG and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to PFG) and the absence of notes and schedules (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than PFG’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of PFG. The audits of PFG have been conducted in accordance with GAAP. Since December 31, 2018, neither PFG nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since December 31, 2018. True, correct and complete copies of the Financial Statements have been provided to SMBK prior to the date hereof.
(b)    The records, systems, controls, data, and information of PFG and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PFG or its Subsidiaries or accountants (including all means of access thereto and therefrom). PFG and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. PFG has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of PFG (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect PFG’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PFG’s internal control over financial reporting. PFG has made available to SMBK a summary of any such disclosure made by management to the auditor and/or audit committee of PFG or any Subsidiary.
(c)    Except as set forth in PFG Disclosure Schedule 3.07(c), since January 1, 2016, neither PFG nor any of its Subsidiaries nor, to PFG’s Knowledge, any director, officer, employee, auditor, accountant or representative of PFG or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of PFG or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that PFG or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08    Regulatory Reports. Since January 1, 2016, PFG and its Subsidiaries have timely filed with the FRB, the FDIC, the TDFI and any other applicable Governmental Authority, in correct form, the material reports, registration statements, and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports and other documents were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified PFG or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of PFG, threatened an investigation into the business or operations of PFG or any of its Subsidiaries since January 1, 2016. There is no material and unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PFG or any of its Subsidiaries.
Section 3.09    Absence of Certain Changes or Events. Except as set forth in PFG Disclosure Schedule 3.09, the Financial Statements, or as otherwise contemplated by this Agreement, since December 31, 2018, (a) PFG and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes, or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to PFG, and (c) neither PFG nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(i), Section 5.01(ii), Section 5.01(iii), Section 5.01(v), Section 5.01(vii), Section 5.01(viii), Section 5.01(x), Section 5.01(xi), Section 5.01(xxi), or Section 5.01(xxv).
Section 3.10    Legal Proceedings.
(a)    Except as set forth on PFG Disclosure Schedule 3.10(a), there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance, or other proceedings of any nature pending or, to the Knowledge of PFG, threatened against PFG or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which PFG or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance, or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no material injunction, order, judgment, or decree or regulatory restriction imposed upon PFG or any of its Subsidiaries, or the assets of PFG or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates), and neither PFG nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement, or decree that is generally applicable to all Persons in businesses similar to that of PFG or any of PFG’s Subsidiaries.
Section 3.11    Compliance With Laws.
(a)    PFG and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all Laws, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing, or business practices and all agency requirements relating to the origination, sale, and servicing of mortgage loans, except where the failure to comply with such Laws would not be reasonably expected to result in a Material Adverse Effect in respect of PFG or any of its Subsidiaries. Neither PFG nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations, and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records, and (iii) the exercise of due diligence in identifying customers.
(b)    PFG and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to PFG’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)    Neither PFG nor any of its Subsidiaries has received, since January 1, 2016, written or, to PFG’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization, except, in either case, where the matters referenced in such notification would not be reasonably expected to result in a Material Adverse Effect in respect of PFG or its Subsidiaries.
(d)    All shares of PFG Common Stock issued and outstanding have been issued in compliance in material respects with, and not in material violation of, any applicable federal or state securities Laws.
Section 3.12    PFG Material Contracts; Defaults.
(a)    Except as set forth in PFG Disclosure Schedule 3.12(a), neither PFG nor any of its Subsidiaries is a party to, bound by, or subject to any agreement, contract, arrangement, commitment, or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant, or agent of PFG or any of its Subsidiaries to indemnification from PFG or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of PFG or its respective Subsidiaries; (iii) related to the borrowing by PFG or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by PFG or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $125,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on 60 days or less notice and involving the payment of more than $30,000 per annum; (x) which contains a non-compete, or client or customer non-solicit requirement, or any other provision that restricts the conduct of any line of business by PFG or any of its Affiliates or upon consummation of the Merger will restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer, or similar right or that limits or purports to limit the ability of PFG or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, SMBK or any of its Subsidiaries) to own, operate, sell, transfer, pledge, or otherwise dispose of any assets or business; or (xi) pursuant to which PFG or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment, or understanding of the type described in this Section 3.12(a) is listed in PFG Disclosure Schedule 3.12(a) and is referred to herein as a “PFG Material Contract.” PFG has previously made available to SMBK true, complete and correct copies of each such PFG Material Contract, including any and all amendments and modifications thereto.
(b)    Each PFG Material Contract is valid and binding on PFG and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that PFG hereby represents and warrants that, to its Knowledge, each PFG Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable, and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to PFG; and neither PFG nor any of its Subsidiaries is in default under any PFG Material Contract or other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. No power of attorney or similar authorization given directly or indirectly by PFG or any of its Subsidiaries is currently outstanding.
(c)    PFG Disclosure Schedule 3.12(c) sets forth a true and complete list of all PFG Material Contracts pursuant to which consents, waivers, or notices are or may be required to be given thereunder, in each case, prior to the performance by PFG of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13    Agreements with Regulatory Agencies. Neither PFG nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “PFG Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of PFG’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business, or operations, nor has PFG or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any PFG Regulatory Agreement. To PFG’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to PFG or any of its Subsidiaries.
Section 3.14    Brokers; Fairness Opinion. Neither PFG nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that PFG has engaged, and will pay a fee or commission to Olsen Palmer LLC (“PFG Financial Advisor”), in accordance with the terms of a letter agreement between PFG Financial Advisor and PFG, a true, complete and correct copy of which has been previously delivered by PFG to SMBK. PFG has received the opinion of the PFG Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to SMBK) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of PFG Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.
Section 3.15    Employee Benefit Plans.
(a)    PFG Disclosure Schedule 3.15(a) sets forth a true and complete list of each PFG Benefit Plan. For purposes of this Agreement, “PFG Benefit Plans” means all benefit and compensation plans, contracts, policies, or arrangements (i) covering current or former employees or their beneficiaries and dependents of PFG, any of its Subsidiaries, or any of PFG’s related organizations described in Code Sections 414(b), (c), (m), or (o), or any entity which is considered one employer with PFG, any of its Subsidiaries, or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliates”) (such current employees collectively, the “PFG Employees”), (ii) covering current or former directors or their beneficiaries and dependents of PFG, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which PFG or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans, and other policies, plans, or arrangements whether or not subject to ERISA.
(b)    With respect to each PFG Benefit Plan, PFG has provided to SMBK true and complete copies of such PFG Benefit Plan, any trust instruments, insurance contracts, or other funding arrangements forming a part of any PFG Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency. In addition, with respect to each of the PFG Benefit Plans for the three most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds, and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5, and nondiscrimination testing data and results under Code Sections 105(h), 125, 129, 401(k), and 401(m), as applicable, have been provided to SMBK.
(c)    All PFG Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each PFG Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“PFG 401(a) Plan”) has received a favorable opinion, determination, or advisory letter from the IRS, and to PFG’s Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such PFG 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the PFG 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All PFG Benefit Plans have been administered in accordance with their terms. There is no pending or, to PFG’s Knowledge, threatened litigation or regulatory action relating to the PFG Benefit Plans. Neither PFG nor any of its Subsidiaries has engaged in a transaction with respect to any PFG Benefit Plan, including a PFG 401(a) Plan that could subject PFG or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No PFG 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries or proceedings pending or, to PFG’s Knowledge, threatened by the IRS or the Department of Labor with respect to any PFG Benefit Plan. To PFG's Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any PFG Benefit Plan.
(d)    No liability under Title IV of ERISA has been or is expected to be incurred by PFG, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by PFG, any of its Subsidiaries, or any ERISA Affiliates. Neither PFG nor any ERISA Affiliate has ever maintained, sponsored, or contributed to, or been obligated to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code. None of PFG or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time. Neither PFG nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). Neither PFG nor any of its Subsidiaries has ever sponsored, maintained, or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40). No notice of a “reportable event” within the meaning of Section 4043 of ERISA has been required to be filed for any PFG Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.

(e)    All contributions required to be made with respect to all PFG Benefit Plans have been timely made. No PFG Benefit Plan or single employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
(f)    Except as set forth in PFG Disclosure Schedule 3.15(f), no PFG Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any PFG Employee, or any of their affiliates, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)    All PFG Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred. PFG may amend or terminate any such PFG Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(h)    Except as otherwise provided for in this Agreement or as set forth in PFG Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement, or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any current or former PFG Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any current or former PFG Employee to unemployment compensation, severance pay or any increase in severance pay upon any termination of employment, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the PFG Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the PFG Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of PFG or, after the consummation of the transactions contemplated hereby, SMBK or any of its Subsidiaries, to merge, amend or terminate any of the PFG Benefit Plans.
(i)    Except as set forth in PFG Disclosure Schedule 3.15(i), (i) each PFG Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a PFG Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither PFG nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a PFG Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth in PFG Disclosure Schedule 3.15(i), has been required to report to any Governmental Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(j)    No PFG Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither PFG nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.
(k)    PFG has made available to SMBK copies of any Code Section 280G calculations (whether or not final) with respect to the disqualified individuals referenced in such calculations in connection with the transactions contemplated by this Agreement.
(l)    PFG Disclosure Schedule 3.15(l) contains a schedule showing the monetary amounts payable or potentially payable, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance, or similar contract, plan, or arrangement with or which covers any present or former director, officer, employee, or consultant of PFG or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any PFG Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(m)    PFG and its Subsidiaries have correctly classified in all material respects all individuals who directly or indirectly perform services for PFG or any of its Subsidiaries for purposes of each PFG Benefit Plan, ERISA, and the Code.
Section 3.16    Labor Matters. Neither PFG nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to PFG’s Knowledge threatened, asserting that PFG or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel PFG or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against PFG pending or, to PFG’s Knowledge, threatened, nor to PFG’s Knowledge is there any activity involving PFG Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To its Knowledge, PFG and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for PFG or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws, and the rules and regulations of the U.S. Department of Labor. To PFG’s Knowledge, no officer of PFG or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement, or any other restrictive covenant.
Section 3.17    Environmental Matters. (a) To its Knowledge, PFG and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining, and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of PFG, threatened against PFG or any of its Subsidiaries or any real property or facility presently owned, operated, or leased by PFG or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither PFG nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction, or decree involving uncompleted, outstanding, or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of PFG, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by PFG or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to PFG or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of PFG, there are no underground storage tanks on, in or under any property currently owned, operated or leased by PFG or any of its Subsidiaries.
Section 3.18    Tax Matters.
(a)    Each of PFG and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and owing by PFG or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither PFG nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither PFG nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where PFG or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of PFG or any of its Subsidiaries.
(b)    PFG and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.
(c)    No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to Taxes of PFG or any of its Subsidiaries. Neither PFG nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where PFG or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against PFG or any of its Subsidiaries which, in either case of (i) or (ii), have not been fully paid or settled.
(d)    PFG has delivered or made available to SMBK true and complete copies of the foreign, federal, state, or local Tax Returns filed with respect to PFG or any of its Subsidiaries, and of all examination reports and statements of deficiencies assessed against or agreed to by PFG, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2015.

(e)    With respect to tax years open for audit as of the date hereof, neither PFG nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)    Neither PFG nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither PFG nor any of its Subsidiaries is a party to or is otherwise bound by any Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among PFG and its Subsidiaries or (ii) with customers, vendors, lessors, or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes). PFG (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was PFG), and (ii) has no liability for the Taxes of any Person (other than PFG and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state, or local Law), as a transferee or successor, by contract, or otherwise.
(g)    The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by PFG and its Subsidiaries for all taxable periods through the date of such Financial Statements. Since December 31, 2017, neither PFG nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)    Neither SMBK, PFG nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state, or local Law for a taxable period ending on or prior to the Closing Date by PFG or any of its Subsidiaries; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state, or local Law) executed on or prior to the Closing Date by PFG or any of its Subsidiaries; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state, or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by PFG or any of its Subsidiaries; or (v) prepaid amount received on or prior to the Closing Date by PFG or any of its Subsidiaries.
(i)    Since January 1, 2016, neither PFG nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)    Neither PFG nor any of its Subsidiaries has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.
(k)    Since its formation in 2016, PFG has been a validly electing “S corporation” (Subchapter S corporation) under Sections 1361 and 1362 of the Code for federal income Tax purposes, and a valid “S corporation” in all states that permit comparable flow-through income Tax treatment for state purposes (whether or not the state requires a separate state election).

No actions or omissions have been committed by PFG, holders of PFG Common Stock or otherwise to cause PFG to cease to so qualify as an “S corporation.” At no time has PFG had, within the meaning of Code Section 1361(b) and the Treasury Regulations thereunder: (i) more than 100 shareholders (taking into account the special rules in Code Section 1361(c)); (ii) any shareholder who is a person (other than an estate, a trust described in Code Section 1361(c)(2), or an organization described in Code Section 1361(c)(6)) who is not an individual; (iii) any shareholder that is a nonresident alien; or (iv) more than one class of stock. Neither PFG nor any of its Subsidiaries is a financial institution which uses the reserve method of accounting for bad debts described in Code 585. Any “trust preferred securities” issued by PFG or any of its Subsidiaries are properly treated as debt, rather than equity, for federal income Tax purposes.
(l)    Since the formation of PFG in 2016, each Subsidiary of PFG that otherwise would be taxed as a domestic corporation as that term is defined in Section 7701(a)(3) and the Regulations thereunder, is and always has been, within the meaning of Section 1361(b)(3) and the Regulations thereunder, a domestic corporation, a 100% subsidiary of PFG, and a properly electing ‘‘qualified subchapter S subsidiary’’ within the meaning of Section 1361(b)(3)(B) of the Code.
(m)    PFG and its Subsidiaries will not be subject to Tax under Code Section 1374 (or any similar provision of Law) in connection with the transactions contemplated by this Agreement. Neither PFG nor any of its Subsidiaries has, in the past five years, acquired assets from a C corporation in a transaction in which the Tax basis of PFG or any of its Subsidiaries for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.
(n)    Neither PFG nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the United States of America.
(o)    Neither PFG nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of PFG there is no fact or circumstance, that would be reasonably likely to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 3.19    Investment Securities. PFG Disclosure Schedule 3.19 sets forth as of July 31, 2019, the PFG Investment Securities, as well as any purchases or sales of PFG Investment Securities between December 31, 2018 to and including July 31, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any PFG Investment Securities sold during such time period between December 31, 2019 to and including July 31, 2019. Neither PFG nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker, or any other financial institution other than Progressive Bank.

Section 3.20    Derivative Transactions.
(a)    All Derivative Transactions entered into by PFG or any of its Subsidiaries or for the account of any of its customers were entered into in accordance in all material respects with applicable Laws and regulatory policies of any Governmental Authority, and in accordance in all material respects with the investment, securities, commodities, risk management, and other policies, practices and procedures employed by PFG or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. PFG and each of its Subsidiaries have duly performed, in all material respects, all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no material breaches, violations, or defaults or allegations or assertions of such by any party thereunder.
(b)    Each Derivative Transaction is listed in PFG Disclosure Schedule 3.20(b), and the financial position of PFG or its Subsidiaries under or with respect to each has been reflected in the books and records of PFG or its Subsidiaries in accordance with GAAP, and no material open exposure of PFG or its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exists, except as set forth in PFG Disclosure Schedule 3.20(b).
(c)    No Derivative Transaction, were it to be a Loan held by PFG or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21    Regulatory Capitalization. PFG and Progressive Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.
Section 3.22    Loans; Nonperforming and Classified Assets.
(a)    PFG Disclosure Schedule 3.22(a) sets forth all (i) loans, loan agreements, notes, or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees, and interest-bearing assets) (collectively, “Loans”) in which PFG or any of its Subsidiaries is a creditor which, as of July 31, 2019, was over 30 days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of PFG or any of its Subsidiaries, or to the Knowledge of PFG, any affiliate of any of the foregoing. Set forth in PFG Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of PFG and its Subsidiaries that, as of July 31, 2019, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Progressive Bank, PFG, or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Progressive Bank as a Troubled Debt Restructuring as defined by GAAP.

(b)    PFG Disclosure Schedule 3.22(b) identifies each asset of PFG or any of its Subsidiaries that as of July 31, 2019 was classified as other real estate owned (“OREO”) and the book value thereof as of July 31, 2019 as well as any assets classified as OREO between December 31, 2018 and July 31, 2019 and any sales of OREO between December 31, 2018 and July 31, 2019, reflecting any gain or loss with respect to any OREO sold.
(c)    Each Loan held in PFG’s or any of its Subsidiaries’ loan portfolio (each a “PFG Loan”) (i) is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine, and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii)  is a legal, valid, and binding obligation of PFG or any Subsidiary and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.
(d)    All currently outstanding PFG Loans were solicited, originated, and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding PFG Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the PFG Loans that are not reflected in the written records of PFG or its Subsidiary, as applicable. All such PFG Loans are owned by PFG or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any PFG Loan have been asserted in writing against PFG or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and PFG has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim, or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by PFG or any Subsidiary from third parties that are described on PFG Disclosure Schedule 3.22(d), no PFG Loans are presently serviced by third parties and there is no obligation which could result in any PFG Loan becoming subject to any third party servicing.
(e)    Neither PFG nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates PFG or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of PFG or any of its Subsidiaries, unless there is a material breach of a representation or covenant by PFG or any of its Subsidiaries, and none of the agreements pursuant to which PFG or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)    Neither PFG nor any of its Subsidiaries is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement, or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23    Allowance for Loan and Lease Losses. The allowances for loan and lease losses as reflected in each of (a) the latest balance sheets included in the Financial Statements and (b) in the balance sheets as of December 31, 2018 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with PFG and Progressive Bank’s respective existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board, and GAAP.
Section 3.24    Trust Business; Administration of Fiduciary Accounts. Except as set forth on PFG Disclosure Schedule 3.24, Neither PFG nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor.
Section 3.25    Investment Management and Related Activities. Except as set forth in PFG Disclosure Schedule 3.25, none of PFG, any Subsidiary or any of their respective directors, officers, or employees is required to be registered, licensed, or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person, or in any similar capacity with a Governmental Authority.
Section 3.26    Repurchase Agreements. With respect to all agreements pursuant to which PFG or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, PFG or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27    Deposit Insurance. The deposits of Progressive Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and Progressive Bank have paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to PFG’s Knowledge, threatened.
Section 3.28    Community Reinvestment Act, Anti-money Laundering and Customer Information Security. Neither PFG nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters, and neither PFG nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause PFG or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.

Furthermore, the boards of directors of PFG and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29    Transactions with Affiliates. Except as set forth in PFG Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by PFG or any of its Subsidiaries to, and neither PFG nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, 5% or greater shareholder of PFG or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with PFG or any of its Subsidiaries and other than deposits held by Progressive Bank in the Ordinary Course of Business, or (b) any other Affiliate of PFG or any of its Subsidiaries. Except as set forth in PFG Disclosure Schedule 3.29, neither PFG nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers, or other Affiliates. All agreements between Progressive Bank and any of their respective Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30    Tangible Properties and Assets.
(a)    PFG Disclosure Schedule 3.30(a) sets forth a true, correct, and complete list of all real property owned by PFG and each of its Subsidiaries. Except as set forth in PFG Disclosure Schedule 3.30(a), PFG or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to PFG’s Knowledge, threatened legal, administrative, arbitral, or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that PFG or any of its Subsidiaries owns, uses, or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in PFG Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust, and security agreements to which such property is subject have been furnished or made available to SMBK.
(b)    PFG Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses, and other agreements under which PFG or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither PFG nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To PFG’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by PFG or any of its Subsidiaries of, or default by PFG or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To PFG’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Lease. PFG and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in PFG Disclosure Schedule 3.30(b), have been furnished or made available to SMBK.
(c)    All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of PFG and its Subsidiaries.
Section 3.31    Intellectual Property. PFG Disclosure Schedule 3.31 sets forth a true, complete and correct list of all PFG Intellectual Property. PFG or its Subsidiaries owns or has a valid license to use all material PFG Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The PFG Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of PFG and its Subsidiaries as currently conducted. The PFG Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither PFG nor any of its Subsidiaries has received notice challenging the validity or enforceability of PFG Intellectual Property. None of PFG or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by PFG of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which PFG or any of its Subsidiaries is a party and pursuant to which PFG or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither PFG nor any of its Subsidiaries has received notice challenging PFG’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of PFG or any of its Subsidiaries to own or use any of PFG Intellectual Property.
Section 3.32    Insurance.
(a)    PFG Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders or bonds currently maintained by PFG and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination, dates and any pending claims thereunder involving more than $10,000. PFG and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of PFG reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, neither PFG nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither PFG nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)    PFG Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by PFG or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Progressive Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. Neither PFG nor any of PFG’s Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33    Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price,” or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger, and the transactions contemplated hereby and thereby.
Section 3.34    PFG Information. The information relating to PFG and its Subsidiaries that is provided by or on behalf of PFG for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to PFG’s shareholders and as of the date of the PFG Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement-Prospectus relating to PFG and PFG’s Subsidiaries and other portions thereof within the reasonable control of PFG and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.35    Transaction Costs. PFG has provided SMBK with an itemized estimate, determined in good faith after reasonable inquiry, of the investment banking fees, accounting fees, attorneys’ fees, and other costs or fees that PFG and its Subsidiaries are reasonably expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement, exclusive of any costs that may be incurred by PFG as a result of any litigation which may arise in connection with this Agreement (collectively, “PFG Expenses”).
Section 3.36    Bank Holding Company. PFG is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended.
Section 3.37    No Other Representations or Warranties. Except for the representations and warranties made by PFG in this Article III and for the disclosures contained in the PFG Disclosure

Schedule, neither PFG nor any other Person makes any express or implied representation or warranty with respect to PFG, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and PFG hereby disclaims any such other representations or warranties. PFG acknowledges and agrees that neither SMBK nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the SMBK Disclosure Schedule.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SMBK
Except as set forth in the SMBK Reports or in the disclosure schedule delivered by SMBK to PFG prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “SMBK Disclosure Schedule”); provided, that (a)  the mere inclusion of an item in the SMBK Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SMBK that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SMBK, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, SMBK hereby represents and warrants to PFG as follows:
Section 4.01    Organization and Standing. Each of SMBK and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to SMBK.
Section 4.02    Capital Stock. The authorized capital stock of SMBK consists of 40,000,000 shares of SMBK Common Stock, and 2,000,000 shares of preferred stock. As of the date hereof, 13,961,324 shares of SMBK Common Stock were issued and outstanding, 2,444,155 shares of SMBK Common Stock were reserved for issuance under employee benefit plans, and no shares of preferred stock were issued and outstanding. The outstanding shares of SMBK Common Stock have been duly authorized and validly issued and are fully paid, and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any SMBK shareholder. The shares of SMBK Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of SMBK’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws. SMBK owns all of the issued and outstanding shares of SmartBank common stock.
Section 4.03    Corporate Power.

(a)    SMBK and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SMBK has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
Section 4.04    Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SMBK on or prior to the date hereof. SMBK has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PFG, this Agreement is a valid and legally binding obligation of SMBK, enforceable in accordance with its terms, subject to the Enforceability Exception.
Section 4.05    SEC Documents; Financial Statements.
(a)    SMBK has filed or furnished all required reports, forms, schedules, registration statements, and other documents with the SEC that it has been required to file or furnish since January 1, 2016 (the “SMBK Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SMBK Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SMBK Reports, and none of the SMBK Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The consolidated financial statements of SMBK (or incorporated by reference) included (or incorporated by reference) in the SMBK Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of SMBK and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.
Section 4.06    Regulatory Approvals; No Defaults.
(a)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SMBK or any of its Subsidiaries in connection with the execution, delivery, or performance by SMBK of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.04(a) and the filing of documents with the TDFI and the Secretary of State of the State of Tennessee to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of SMBK Common Stock pursuant to this Agreement and approval of listing of such SMBK Common Stock on the NASDAQ. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by SMBK do not and will not, (1) constitute a breach or violation of, or a default under, the charter and bylaws of SMBK, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to SMBK or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SMBK or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement, or other instrument or obligation to which SMBK or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
(b)    As of the date hereof, SMBK has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 4.07    SMBK Information. The information relating to SMBK and its Subsidiaries that is supplied by or on behalf of SMBK for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to PFG shareholders and as of the date of the PFG Meeting, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any SMBK Report as of a later date shall be deemed to modify information as of an earlier date.
Section 4.08    Absence of Certain Changes or Events. Except as reflected or disclosed in SMBK’s Annual Report on Form 10-K for the year ended December 31, 2018 or in the SMBK Reports since December 31, 2018, as filed with the SEC, there has been no change or development with respect to SMBK and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to SMBK.
Section 4.09    Compliance with Laws.
(a)    SMBK is regulated as a bank holding company under the Bank Holding Company Act of 1956, as amended. SMBK and each of its Subsidiaries is, and has been since January 1, 2016, in compliance in all material respects with all applicable Laws, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing, or business practices and all agency requirements relating to the origination, sale, and servicing of mortgage loans, except where the failure to comply with such Laws would not be reasonably expected to result in a Material Adverse Effect in respect of SMBK.
(b)    The deposit accounts of SmartBank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to SMBK’s Knowledge, threatened. SmartBank received a rating of “satisfactory” in its most recent examination under the Community Reinvestment Act.
(c)    SMBK and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to obtain such permits, licenses, authorizations, orders, and approvals would not be reasonably likely to have a Material Adverse Effect with respect to SMBK. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to SMBK’s Knowledge, no suspension or cancellation of any of them is threatened.
(d)    Neither SMBK nor any of its Subsidiaries has received, since January 1, 2016, written or, to SMBK’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance or threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to SMBK.
Section 4.10    Legal Proceedings.
(a)    Neither SMBK nor any of its Subsidiaries is a party to any, and there are no pending or, to SMBK’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, or governmental or regulatory investigations of any nature against SMBK or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on SMBK, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no material injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon SMBK, any of its Subsidiaries or the assets of SMBK or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.11    No Other Representations or Warranties. Except for the representations and warranties made by SMBK in this Article IV and for the disclosures contained in the SMBK Disclosure Schedule, neither SMBK nor any other Person makes any express or implied representation or warranty with respect to SMBK, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and SMBK hereby disclaims any such other representations or warranties. SMBK acknowledges and agrees that neither PFG nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III and in the PFG Disclosure Schedule.
ARTICLE V
COVENANTS
Section 5.01    Covenants of PFG.
(a)    Negative Covenants. During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the PFG Disclosure Schedule), required by Law or with the prior written consent of SMBK (which consent shall not be unreasonably withheld, conditioned or delayed), PFG shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice. Without limiting the generality of the foregoing, PFG will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and SMBK the present services of the current officers and employees of PFG and its Subsidiaries, (iii) preserve for itself and SMBK the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in PFG Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by SMBK (which consent shall not be unreasonably withheld, conditioned, or delayed), PFG shall not and shall not permit its Subsidiaries to:
(i)    Stock. (A) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, or (B) except as expressly permitted by this Agreement, directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase, or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock or any Rights issued and outstanding prior to the Effective Time.
(ii)    Dividends; Other Distributions. Except for the AAA Dividend and Tax Distributions, make, declare, pay, or set aside for payment of dividends payable in cash, stock, or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to PFG.
(iii)    Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention, or similar agreements or arrangements with any director, officer, or employee of PFG or any of its Subsidiaries, or grant any salary, wage, or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (A) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of PFG or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in PFG Disclosure Schedule 5.01(a)(iii), (B) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (C) as may be required by Law, (D) to satisfy the contractual obligations existing as of the date hereof set forth on PFG Disclosure Schedule 3.15(l), or (E) as otherwise set forth in PFG Disclosure Schedule 5.01(a)(iii).
(iv)    Hiring. Hire any person as an employee or officer of PFG or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $75,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(v)    Benefit Plans. Enter into, establish, adopt, amend, modify, or terminate (except (A) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with SMBK, (B) to satisfy contractual obligations existing as of the date hereof and set forth in PFG Disclosure Schedule 5.01(a)(v), (C) as previously disclosed to SMBK and set forth in PFG Disclosure Schedule 5.01(a)(v), or (D) as may be required pursuant to the terms of this Agreement) any PFG Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, or employee of PFG or any of its Subsidiaries.
(vi)    Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in PFG Disclosure Schedule 5.01(a)(vi), or renewals of such agreements or arrangements, pay, loan or advance any amount to, or sell, transfer, or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.
(vii)    Dispositions. Except in the Ordinary Course of Business and except for the Pre-Closing Divestitures, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business, or properties or cancel or release any indebtedness owed to PFG or any of its Subsidiaries.
(viii)    Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits, or properties of any other entity or Person, except for purchases specifically approved by SMBK pursuant to any other applicable paragraph of this Section 5.01.
(ix)    Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that SMBK shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two Business Days of its receipt of a written request from PFG.
(x)    Governing Documents. Amend PFG’s charter or bylaws or any equivalent documents of PFG’s Subsidiaries.
(xi)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(xii)    Contracts. Except as set forth in PFG Disclosure Schedule 5.01(a)(xii), enter into, amend, modify, terminate, extend, or waive any material provision of, any PFG Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses, and leases without material adverse changes of terms with respect to PFG or any of its Subsidiaries, or enter into any contract that would constitute a PFG Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by SMBK.
(xiii)    Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business, (A) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which PFG or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by PFG or any of its Subsidiaries of an amount which exceeds $75,000 individually or

$150,000 in the aggregate and/or would impose any material restriction on the business of PFG or any of its Subsidiaries or (B) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations.
(xiv)    Banking Operations. (A) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, except as required by applicable Law, regulation, or policies imposed by any Governmental Authority; (C) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (D) incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the Ordinary Course of Business.
(xv)    Derivative Transactions. Enter into any Derivative Transaction.
(xvi)    Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of 12 months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume, or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(a)(xvi).
(xvii)    Investment Securities. (i) Other than in accordance with PFG’s investment guidelines, acquire, sell, or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the PFG Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(xviii)    Deposits. Other than in the Ordinary Course of Business, make any changes to deposit pricing.
(xix)    Loans. Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in PFG Disclosure Schedule 5.01(a)(xix), (A) make, renew, renegotiate, increase, extend, or modify any (1) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by PFG or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (2) loan secured by other than a first lien in excess of $350,000, (3) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (4) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $500,000, (5) secured loan over $750,000, (6) any loan that is not made in conformity with PFG’s ordinary course lending policies and guidelines in effect as of the date hereof, or (7) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of PFG or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $750,000, (B) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (C) acquire any servicing rights, or sell or otherwise transfer any loan where PFG or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(a)(xix) shall require the prior written approval of the President or Chief Credit Officer of SmartBank, which approval or rejection shall be given in writing within five Business Days after the loan package is delivered to such individual.
(xx)    Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by PFG or its Subsidiaries.
(xxi)    Taxes. Except as required by applicable Law, make or change any Tax election, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(xxii)    Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by PFG or any of its Subsidiaries under any agreement with any Governmental Authority or under any PFG Material Contract, Lease, or other material agreement or material license to which PFG or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.
(xxiii)    Environmental Assessments. Foreclose on or take a deed or title to any real estate that could reasonably be expected to result in any liability to PFG under any Environmental Law without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(xxiv)    Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (A) prevent, delay, or impair PFG’s ability to consummate the Merger or the transactions contemplated by this

Agreement or (B) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(xxv)    Capital Stock Purchase. Directly or indirectly repurchase, redeem, or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
(xxvi)    Facilities. Except as required by Law or set forth in PFG Disclosure Schedule 5.01(a)(xxvi), file any application or make any contract or commitment for the opening, relocation, or closing of any, or open, relocate, or close any, branch office, loan production, or servicing facility or automated banking facility, except for any change that may be requested by SMBK.
(xxvii)    Restructure. Except as disclosed on PFG Disclosure Schedule 5.01(a)(xxvii), merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(xxviii)    Commitments. (A) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (B) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
(b)    Divestitures. PFG will (i) use its best efforts to effect the sale, transfer, or redemption of the assets set forth on SMBK Disclosure Schedule 5.01(b)(i) (each sale or transfer, a “Required Pre-Closing Divestiture”, and (ii) shall coordinate in good faith with SMBK regarding the sale, transfer, or redemption of the assets of PFG or its Subsidiaries set forth on SMBK Disclosure Schedule 5.01(b)(ii) (collectively with the Required Pre-Closing Divestitures, the “Pre-Closing Divestitures”). The terms on which each Pre-Closing Divestiture is effected shall be subject to SMBK’s prior written approval, which shall be not be unreasonably withheld, and, except as approved in writing by SMBK, shall (i) provide for the transferee or redeeming entity to have no recourse to SMBK, PFG, or any of their Subsidiaries after the transfer or redemption; and (ii) shall include such other terms as set forth on SMBK Disclosure Schedule 5.01(b)(i) or SMBK Disclosure Schedule 5.01(b)(ii), as applicable, with respect to such Pre-Closing Divestitures.
(c)    280G Shareholder Vote.  If the execution of this Agreement, approval by the shareholders of PFG, the consummation of any of the transactions contemplated hereby (either alone or in conjunction with any other event)  would entitle any person who is a “disqualified individual” to a “parachute payment” (as such terms are defined in Section 280G of the Code) absent approval by the shareholders of PFG, then, prior to the Closing,  PFG will take all necessary actions  to submit to its shareholders at the PFG Meeting a separate shareholder vote that is not contingent on approval of this Agreement, in a manner that satisfies the stockholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment, and to obtain any required waivers or consents from the disqualified individual(s) prior to the vote, so that such vote shall establish the disqualified individual’s right to the payment or benefits (“280G Waiver”). In addition, prior to such shareholder vote, PFG shall provide adequate disclosure to all shareholders of PFG entitled to vote thereon of all material facts concerning all payments that, but for such vote, could be deemed parachute payments under Section 280G of the Code in a manner that satisfies Section 280G(b)(5) of the Code (“280G Disclosure”). PFG and its shareholders will be responsible for all Liabilities and obligations related to the matters described in this Section 5.01(c), including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. PFG will provide the 280G Disclosure and the 280G Waiver to SMBK within a reasonable period of time before disseminating such materials to the disqualified individuals and PFG’s shareholders, and will work with SMBK in good faith regarding any comments provided by SMBK thereto.
Section 5.02    Covenants of SMBK. From the date hereof until the Effective Time, SMBK shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair SMBK’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.
Section 5.03    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04    Shareholder Approval.
(a)    Following the execution of this Agreement, PFG shall take, in accordance in all material respects with applicable Law and the charter and bylaws of PFG, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by PFG’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “PFG Meeting”) and shall take all lawful action to solicit such approval by such shareholders. PFG shall use its reasonable best efforts to obtain the Requisite PFG Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the PFG Meeting is called, noticed, convened, held, and conducted, and that all proxies solicited by PFG in connection with the PFG Meeting are solicited in compliance in all material respects with the TBCA, the charter and bylaws of PFG, and all other applicable legal requirements. Except with the prior approval of SMBK, no other matters shall be submitted for the approval of PFG shareholders at the PFG Meeting.

(b)    Except to the extent provided otherwise in Section 5.09, the board of directors of PFG shall at all times prior to and during the PFG Meeting recommend approval of this Agreement by the shareholders of PFG and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by PFG’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “PFG Recommendation”). In the event that there is present at the PFG Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite PFG Shareholder Approval, PFG will not adjourn or postpone the PFG Meeting unless PFG is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of PFG. PFG shall keep SMBK updated with respect to the proxy solicitation results in connection with the PFG Meeting as reasonably requested by SMBK.
(c)    PFG shall adjourn or postpone the PFG Meeting if (i) as of the time for which such meeting is originally scheduled there are insufficient shares of PFG Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) on the date of such meeting PFG has not received proxies representing a sufficient number of shares necessary to obtain the Requisite PFG Shareholder Approval. PFG shall be required to effect a single adjournment or postponement of the PFG Meeting pursuant to clause (i) or (ii) of this Section 5.04(c) for a single period of no more than fifteen (15) Business Days only to allow time to solicit additional proxies as may be necessary to obtain the Requisite PFG Shareholder Approval.
Section 5.05    Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)    SMBK and PFG agree to cooperate in the preparation of the Registration Statement to be filed by SMBK with the SEC in connection with the issuance of SMBK Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). PFG shall deliver to SMBK such financial statements and related analysis of PFG, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PFG, as may be required in order to file the Registration Statement, and any other report required to be filed by SMBK with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to SMBK to review. Each of SMBK and PFG agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. SMBK also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. PFG agrees to cooperate with SMBK and SMBK’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from PFG’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, PFG, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.

(b)    SMBK will use its commercially reasonable efforts to cause the shares of SMBK Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.06    Regulatory Filings; Consents.
(a)    Each of SMBK and PFG and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals, and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require SMBK or any of its Subsidiaries or PFG or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to PFG) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of SMBK, PFG, the Surviving Entity or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). SMBK and PFG will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of SMBK or PFG to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, SMBK and PFG shall each furnish to the other for review a copy of each non-confidential portion of such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)    PFG will use its best efforts, and SMBK shall reasonably cooperate with PFG at PFG’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on PFG Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). PFG will consult with SMBK and its representatives as often as practicable under the circumstances so as to permit PFG and SMBK and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07    Publicity. SMBK and PFG shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that SMBK shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger, and the other transactions contemplated hereby.
Section 5.08    Access; Current Information; Accounting Matters.
(a)    For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, PFG agrees to afford SMBK and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to PFG’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), loan files, information technology systems, business, properties, and personnel and to such other information relating to them as SMBK may reasonably request and PFG shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and PFG’s privacy policy and, during such period, PFG shall furnish to SMBK, upon SMBK’s reasonable request, all such other information concerning the business, properties and personnel of PFG and its Subsidiaries that is substantially similar in scope to the information provided to SMBK in connection with its diligence review prior to the date of this Agreement.
(b)    For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, SMBK agrees to furnish to PFG such information as PFG may reasonably request concerning the business of SMBK and its Subsidiaries that is substantially similar in scope to the information provided to PFG in connection with its diligence review prior to the date of this Agreement.
(c)    As promptly as reasonably practicable after they become available, PFG will furnish to SMBK copies of the board packages distributed to the board of directors of PFG or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of PFG or any committee thereof relating to the financial performance and risk management of PFG.

(d)    During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, PFG agrees to provide to SMBK (i) a copy of each report filed by PFG or any of its Subsidiaries with a Governmental Authority, (ii) a copy of PFG’s monthly loan trial balance, and (iii) a copy of PFG’s monthly statement of condition and profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. PFG further agrees to provide SMBK, no later than 10 Business Days following the end of each calendar month following the date hereof, any supplements to PFG Disclosure Schedule 3.19, PFG Disclosure Schedule 3.22(a), and PFG Disclosure Schedule 3.22(b) that would be required if the references to July 31, 2019 in each corresponding representation and warranty of PFG were changed to the date of the most recently ended calendar month.
(e)    No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of SMBK and PFG to consummate the transactions contemplated hereby.
(f)    Notwithstanding anything to the contrary in this Section 5.08, PFG shall not be required to copy SMBK on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that PFG’s board of directors has been advised by counsel that such distribution to SMBK may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of PFG’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(g) shall apply, PFG shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees, and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09    No Solicitation by PFG; Superior Proposals.
(a)    Except as permitted by Section 5.09(b), PFG shall not, and shall cause its Subsidiaries and each of their respective officers, directors, and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of PFG or any of PFG’s Subsidiaries (collectively, the “PFG Representatives”) to, directly or indirectly, (i) initiate, solicit, induce, or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than SMBK) any information or data with respect to PFG or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PFG is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the PFG Representatives, whether or not such PFG Representative is so authorized and whether or not such PFG Representative is purporting to act on behalf of PFG or otherwise, shall be deemed to be a breach of this Agreement by PFG. PFG and its Subsidiaries shall, and shall cause each of the PFG Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer, or proposal from SMBK), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution, or similar transaction involving PFG or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of PFG or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of PFG or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of PFG or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and PFG or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding PFG Common Stock or more than 50% of the assets of PFG and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of PFG reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by SMBK in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of PFG from a financial point of view than the Merger.

(b)    Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the PFG Meeting, PFG may take any of the actions described in Section 5.09(a) if, but only if, (i) PFG has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of PFG reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions more likely than not would cause it to violate its fiduciary duties to PFG’s shareholders under applicable Law; (iii) PFG has provided SMBK with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to PFG or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, PFG receives from such Person a confidentiality agreement with terms no less favorable to PFG than those contained in the confidentiality agreement with SMBK. PFG shall promptly provide to SMBK any non-public information regarding PFG or its Subsidiaries provided to any other Person which was not previously provided to SMBK, such additional information to be provided no later than the date of provision of such information to such other party.
(c)    PFG shall promptly (and in any event within one (1) Business Day) notify SMBK in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PFG or the PFG Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer, or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). PFG agrees that it shall keep SMBK informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations, or discussions (including any amendments or modifications to such proposal, offer, or request).
(d)    Except as provided in Section 5.09(e), neither the board of directors of PFG nor the board of directors of any Subsidiary nor any committee of any boards of directors of PFG or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to SMBK or publicly propose to withdraw, modify, or qualify in any manner adverse to SMBK) the PFG Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the PFG Recommendation in whole or in part in the Proxy Statement Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five business days after it is announced, (v) fail to reaffirm the PFG Recommendation within three business days following a request by SMBK, or make any statement, filing or release, in connection with the PFG Meeting or otherwise, inconsistent with the PFG Recommendation, or (vi) resolve to do any of the foregoing.

Each such action set forth in this Section 5.5(d) shall be referred to herein as an “Adverse Recommendation Action.”
(e)    Notwithstanding Section 5.09(d), prior to the receipt of the Requisite PFG Shareholder Approval, the board of directors of PFG may withdraw, qualify, amend or modify the PFG Recommendation (a “PFG Subsequent Determination”) or cause or permit PFG to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 7.01(g) after the fifth Business Day following SMBK’s receipt of a notice (the “Notice of Superior Proposal”) from PFG advising SMBK that the board of directors of PFG has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of PFG has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to PFG’s shareholders under applicable Law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by SMBK (the “Notice Period”), PFG and the board of directors of PFG shall have cooperated and negotiated in good faith with SMBK to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable PFG to proceed with the PFG Recommendation without a PFG Subsequent Determination; provided, however, that SMBK shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by SMBK since its receipt of such Notice of Superior Proposal, the board of directors of PFG has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, PFG shall be required to deliver a new Notice of Superior Proposal to SMBK and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three Business Days.
(f)    Notwithstanding any PFG Subsequent Determination, unless this Agreement has been terminated, this Agreement shall be submitted to PFG’s shareholders at the PFG Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve PFG of such obligation; provided, however, that if the board of directors of PFG shall have made a PFG Subsequent Determination with respect to a Superior Proposal, then the board of directors of PFG may recommend approval of such Superior Proposal by the shareholders of PFG and may submit this Agreement to PFG’s shareholders without recommendation, in which event the board of directors of PFG shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to PFG’s shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.
(g)    Nothing contained in this Section 5.09 shall prohibit PFG or the board of directors of PFG from complying with PFG’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act (as if such rule was applicable to PFG); provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look, and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the PFG Recommendation unless the board of directors of PFG reaffirms the PFG Recommendation in such disclosure.
Section 5.10    Indemnification.
(a)    For a period of six years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c)(iv), SMBK shall indemnify and hold harmless the present and former directors and officers of PFG and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of SMBK, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for PFG or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of PFG and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify SMBK upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of SMBK under this Section 5.10, unless, and only to the extent that, SMBK is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) SMBK shall have the right to assume the defense thereof and SMBK shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) SMBK shall not be liable for any settlement effected without its prior written consent, and (iv) SMBK shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(c)    For a period of six years following the Effective Time, SMBK will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of PFG or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by PFG; provided that, if SMBK is unable to maintain or obtain the insurance called for by this Section 5.10, SMBK will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of PFG or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall SMBK be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by PFG for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, SMBK shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.
(d)    This Section 5.10 shall survive the Effective Time, is intended to benefit each PFG Indemnified Party (each of whom shall be entitled to enforce this Section against SMBK) and shall be binding on all successors and assigns of SMBK.
(e)    If SMBK or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of SMBK and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11    Employees; Benefit Plans.
(a)    Following the Effective Time, SMBK shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of PFG on the Closing Date and who become employees of SMBK (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SMBK; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SMBK. To the extent permissible by applicable Law and the terms of the applicable PFG benefit plans, SMBK shall give the Covered Employees credit for their prior service with PFG (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SMBK and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans (although SMBK may consider current vacation benefits provided to such employees by PFG), severance plans, and similar arrangements maintained by SMBK.
(b)    With respect to any employee benefit plan of SMBK that is a health, dental, vision, or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SMBK shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods, or evidence of insurability requirements under such SMBK plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the PFG Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.
(c)    PFG shall cause Progressive Bank to take all necessary actions to terminate its participation in the Progressive Savings Bank F.S.B. 401(k) Plan, effective as the date immediately preceding the Effective Time of the Merger, and the Jo Ann Rains Employee Stock Ownership Plan, effective as of the Effective Time, subject to the occurrence of the Effective Time. PFG shall provide SMBK with evidence that the such participation has been terminated and provide copies of the appropriate resolutions terminating participation (the form and substance of which shall be subject to review and approval by SMBK, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the Progressive Savings Bank F.S.B. 401(k) Plan and the Jo Ann Rains Employee Stock Ownership Plan shall become fully vested upon termination of participation in such plan.
(d)    Prior to the Effective Time, PFG shall take, and shall cause its Subsidiaries to take, all actions requested by SMBK that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more PFG Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any PFG Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any PFG Benefit Plan for such period as may be requested by SMBK, or (iv) facilitate the merger of any PFG Benefit Plan into any employee benefit plan maintained by SMBK. Additionally, PFG and Progressive Bank will take any and all actions reasonably requested by SMBK related to ensuring the compliance of all PFG Benefit Plans with applicable law, including but not limited to filing any necessary “top hat” filings or corrections. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(d) shall be subject to SMBK’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(e)    Any employee of PFG or Progressive Bank that becomes an employee of SMBK or SmartBank at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on SMBK Disclosure Schedule 5.11(e).
(f)    Nothing in this Section 5.11 shall be construed to limit the right of SMBK (including, following the Closing Date, PFG) to amend or terminate any PFG Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require SMBK (including, following the Closing Date, PFG) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SMBK of any Covered Employee subsequent to the Effective Time shall be subject in all events to SMBK’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(g)    For purposes of this Section 5.11, (i) “employees of PFG” shall include employees of PFG or any of its Subsidiaries, (ii) “employees of SMBK” shall include employees of SMBK or any of its Subsidiaries, (iii) all references to PFG shall include each of the Subsidiaries of PFG, and (iv) all references to SMBK shall include each of the Subsidiaries of SMBK.
(h)    SMBK shall use its commercially reasonable efforts to enter into the Required Employment Arrangements as soon as practicable after the date hereof and shall negotiate such Required Employment Arrangements in good faith and on commercially reasonable terms.
Section 5.12    Notification of Certain Changes. SMBK and PFG shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries’ representations, warranties or covenants contained herein and PFG shall provide on a periodic basis written notice to SMBK of any matters that PFG becomes aware of that should be disclosed on a supplement or amendment to the PFG Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.
Section 5.13    Transition; Informational Systems Conversion. From and after the date hereof, SMBK and PFG will use their commercially reasonable efforts to facilitate the integration of PFG with the business of SMBK following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of PFG and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by SMBK, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of PFG and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by PFG and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. SMBK shall promptly reimburse PFG on request for any reasonable and documented out-of-pocket fees, expenses or charges that PFG may incur as a result of taking, at the request of SMBK, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14    No Control of Other Party’s Business. Nothing contained in this Agreement shall give SMBK, directly or indirectly, the right to control or direct the operations of PFG or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give PFG, directly or indirectly, the right to control or direct the operations of SMBK or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of PFG and SMBK shall exercise, consistent with the terms and conditions of this Agreement, control, and supervision over its and its Subsidiaries’ respective operations.
Section 5.15    Certain Litigation. Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party or any of its Subsidiaries and/or the members of the boards of directors of PFG or the board of directors of SMBK or their respective Subsidiaries related to this Agreement or the Merger and the other transactions contemplated by this Agreement. PFG shall: (i) permit SMBK to review and discuss in advance, and consider in good faith the views of SMBK in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish SMBK’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with SMBK regarding the defense or settlement of any such shareholder litigation, shall give due consideration to SMBK’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that PFG shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of SMBK (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by PFG is reasonably expected by PFG, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by PFG) under PFG’s existing director and officer insurance policies, including any tail policy.
Section 5.16    Director Resignations. PFG will cause to be delivered to SMBK resignations of all the directors of PFG and its Subsidiaries, such resignations to be effective as of the Effective Time.
Section 5.17    Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, PFG has caused each director of PFG and Progressive Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C.
Section 5.18    Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, PFG has caused each director of PFG and Progressive Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.
Section 5.19    [Reserved].
Section 5.20    Coordination.
(a)    Prior to the Effective Time, subject to applicable Laws, PFG and its Subsidiaries shall take any actions SMBK may reasonably request from time to time to better prepare the parties for integration of the operations of PFG and its Subsidiaries with SMBK and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of PFG and SMBK shall meet from time to time as SMBK may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of PFG and its Subsidiaries, and PFG shall give due consideration to SMBK’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither SMBK nor SmartBank shall under any circumstance be permitted to exercise control of PFG or any of its Subsidiaries prior to the Effective Time. PFG shall permit representatives of SmartBank to be onsite at PFG and its Subsidiaries to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to normal business operations, during normal business hours and at the expense of SMBK or SmartBank (not to include PFG’s or its Subsidiaries’ regular employee payroll).
(b)    Prior to the Effective Time, subject to applicable Laws, PFG and its Subsidiaries shall take any actions SMBK may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or PFG Material Contracts that SMBK may request, including, but not limited to, actions necessary to cause any such amendments, modifications, or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with SMBK and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by SMBK in connection with any such amendment, modification, or termination.
(c)    From and after the date hereof, subject to applicable Laws, the Parties shall reasonably cooperate (provided that the Parties shall cooperate to reasonably minimize disruption to PFG’s or its Subsidiaries’ respective businesses) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure, and similar agreements with the other party and appropriate service providers) and PFG shall, upon SMBK’s reasonable request, introduce SMBK and its representatives to suppliers of PFG and its Subsidiaries for the purpose of facilitating the integration of PFG and its business into that of SMBK. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, PFG shall, upon SMBK’s reasonable request, introduce SMBK and its representatives to customers of PFG and its Subsidiaries for the purpose of facilitating the integration of PFG and its business into that of SMBK. Any interaction between SMBK and PFG’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by PFG. PFG shall have the right to participate in any discussions between SMBK and PFG’s customers and suppliers.
(d)    SMBK and PFG agree to take all action necessary and appropriate to cause Progressive Bank to merge with SmartBank in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.21    Transactional Expenses. PFG shall use its commercially reasonable efforts to cause the aggregate amount of all PFG Expenses (as previously provided to SMBK and referenced in Section 3.35) to not materially exceed the total expenses disclosed in such estimate. PFG shall promptly notify SMBK if or when it determines that it expects to exceed its total budget for PFG Expenses. Notwithstanding anything to the contrary in this Section 5.21, PFG shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly disclosed to SMBK. The PFG Expenses shall be paid on or after the Closing Date and the corresponding Tax deductions shall be allocated to the Tax period of the SMBK consolidated group which includes the Closing Date.
Section 5.22    Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of SMBK and PFG, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants, and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the Mutual Non-Disclosure Agreement, dated as of June 14, 2019 by and among SMBK and PFG.
Section 5.23    AAA Dividend. PFG will be permitted to make a one-time dividend (the “AAA Dividend”) immediately prior to the Effective Time equal to (i) the balance of the Company’s accumulated adjustment account as of December 31, 2019 minus (ii) the amount of any Tax Distributions made pursuant to Section 5.24 (the “AAA Balance”) subject to a maximum of $14,595,354.37, less any adjustments to the Aggregate Cash Consideration for losses on Pre-Closing Divestitures pursuant to Section 2.01(d)(i) of this Agreement, and subject to the approval of SMBK, which approval will not be unreasonably withheld. PFG will deliver a statement to SMBK no later than fifteen (15) Business Days prior to the Closing Date, which statement will set forth the AAA Balance and a detailed calculation thereof, for SMBK’s review and approval.
Section 5.24    Tax Matters.
(a)    Tax Returns. SMBK shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of the PFG and its Subsidiaries for any Taxable Period (or portion thereof) ending before the Closing Date (the “Pre-Closing Tax Period”), which are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the prior practices of PFG unless otherwise required by applicable Law.
(b)    Payment of Taxes. The PFG shareholders shall be responsible for and shall timely pay, or cause to be timely paid, any Taxes attributable to the Pre-Closing Tax Period.
(c)    Cooperation. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, in determining a liability or right of refund, or in conducting any audit or other proceeding, in respect of Taxes attributable to the Pre-Closing Tax Period. SMBK agrees to retain all books and records with respect to Tax matters pertinent to the PFG and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods.
(d)    Tax Contest. SMBK shall promptly provide written notice to the PFG Shareholder Representative of an audit, administrative or judicial proceeding or examination of a Pre-Closing Tax Period that may give rise to a Tax liability for the PFG shareholders (a “Tax Claim”). SMBK shall determine in consultation with the PFG Shareholder Representative whether to contest such

Tax Claim but in no event shall SMBK be required to begin or continue a contest of the Tax Claim if, in the reasonable opinion of SMBK, such contest would result in the possibility of the imposition of a Lien on the assets of SMBK or otherwise result in significant adverse consequences to SMBK. If SMBK contests a Tax Claim, SMBK shall (i) permit the PFG Shareholder Representative to participate in such contest, at the expense of the PFG shareholders, (ii) keep the PFG Shareholder Representative reasonably informed of all proceedings, communications and correspondence and (iii) make available all relevant documents in connection therewith. SMBK shall not enter into any settlement or compromise of a Tax Claim without the prior written consent of the PFG Shareholder Representative, which consent shall not be unreasonably withheld or delayed.
(e)    Tax Distributions. Consistent with past practice, PFG will be permitted to make a one-time Tax distribution on or before February 29, 2020 (the “2019 Tax Distribution”) for the Holders to satisfy their respective Tax obligations in connection with their pro rata share of the income of PFG for the Taxable period ended December 31, 2019. Such Tax Distribution shall be paid in accordance with PFG Disclosure Schedule 5.24(e) and shall be reduced by any Tax distributions made by PFG during the 2019 tax year. PFG will also be permitted to make a one-time Tax distribution immediately prior to Closing (the “2020 Tax Distribution”) for the Holders to satisfy their respective Tax obligations in connection with their pro rata share of the income of PFG for the Taxable period between January 1, 2020 and the Closing Date, provided, however, that (i) the amount of the 2020 Tax Distribution will be subject to SMBK’s consent (based on a verification of the PFG’s estimated Taxable income for the period between January 1, 2020 and the Closing Date), which consent will not be unreasonably withheld, conditioned or delayed, (ii) PFG will provide SMBK with the amount of the proposed Tax Distribution, including a reasonably detailed calculation of the PFG’s estimated Taxable income for the period between January 1, 2020 and the Closing Date (the “2020 Tax Estimate”) at least ten days prior to the Closing Date, and (iii) SMBK and PFG will cooperate in good faith to resolve any disagreements regarding the calculation of the 2020 Tax Distribution and the 2020 Tax Estimate. The 2019 Tax Distribution and the 2020 Tax Distribution are collectively referred to herein as the “Tax Distributions.”
(f)    Tax Treatment. The Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of SMBK and PFG shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01    Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)    Shareholder Vote. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite PFG Shareholder Approval at the PFG Meeting.
(b)    Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)    No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)    Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)    NASDAQ Listing. the shares of SMBK Common Stock to be issued in connection with the transactions contemplated by this Agreement shall be approved for listing on the NASDAQ.
(f)    Tax Opinions Relating to the Merger. SMBK and PFG, respectively, shall have received opinions from Alston & Bird LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to SMBK and PFG, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC may require and rely upon representations as to certain factual matters contained in certificates of officers of each of SMBK and PFG or any subsidiary thereof, in form and substance reasonably acceptable to such counsel.
Section 6.02    Conditions to Obligations of PFG. The obligations of PFG to consummate the Merger also are subject to the fulfillment or written waiver by PFG prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of SMBK (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), and Section 4.04 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to SMBK. PFG shall have received a certificate signed on behalf of SMBK by the Chief Executive Officer or the Chief Financial Officer of SMBK to the foregoing effect.
(b)    Performance of Obligations of SMBK. SMBK shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on SMBK, and PFG shall have received a certificate, dated the Closing Date, signed on behalf of SMBK by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)    No Material Adverse Effect. Since the date of this Agreement no change, development, effect, event or circumstance has occurred which has resulted in SMBK or SmartBank being subject to a Material Adverse Effect.
Section 6.03    Conditions to Obligations of SMBK. The obligations of SMBK to consummate the Merger also are subject to the fulfillment or written waiver by SMBK prior to the Closing Date of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of PFG (i) set forth in Section 3.02 and Section 3.09(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.08, Section 3.14, and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to PFG. SMBK shall have received a certificate signed on behalf of PFG by the Chief Executive Officer or the Chief Financial Officer of PFG to the foregoing effect.
(b)    Performance of Obligations of PFG. PFG shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date,

and SMBK shall have received a certificate, dated the Closing Date, signed on behalf of PFG by PFG’s Chief Executive Officer and Chief Financial Officer, to such effect.
(c)    No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in PFG or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)    Bank Plan of Merger. Except as otherwise contemplated by Section 1.03, the Bank Plan of Merger shall have been executed and delivered.
(e)    Dissenting Shares. Dissenting Shares shall be less than 7.5% of the issued and outstanding shares of PFG Common Stock.
(f)    Pre-Closing Divestitures. PFG or its applicable Subsidiaries shall have completed the Required Pre-Closing Divestitures in a manner that is reasonably acceptable to SMBK.
(g)    Employee Arrangements. SMBK and / or PFG, as applicable, shall have entered into employment arrangements with the PFG employees listed on SMBK Disclosure Schedule 6.03(g) on commercially reasonable terms that are substantially consistent with those listed on SMBK Disclosure Schedule 6.03(g) (the “Required Employment Arrangements”).
(h)    Consents and Approvals. PFG has received, in form and substance satisfactory to PFG and SMBK, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which PFG or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of PFG or any of its Subsidiaries.
(i)    Certification of Non-Foreign Status. SMBK shall have received from PFG, under penalties of perjury, (i) a notice to the IRS conforming to the requirements of Regulations Section 1.897-2(h) executed (which, for the avoidance of doubt, shall be mailed to the IRS by SMBK within thirty (30) days of receipt from PFG) by PFG and (ii) a certificate stating that PFG is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3) and in form and in substance required under Regulations Section 1.897-2(h), dated as of the Closing Date, and as reasonably acceptable to SMBK.
Section 6.04    Frustration of Closing Conditions. Neither SMBK nor PFG may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII
TERMINATION

Section 7.01    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)    Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of SMBK and PFG if the board of directors of SMBK and the board of directors of PFG each so determines by vote of a majority of the members of its entire board.
(b)    No Regulatory Approval. By SMBK or PFG, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c)    No Shareholder Approval. By either SMBK or PFG (provided, in the case of PFG, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite PFG Shareholder Approval at the PFG Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)    Breach of Representations and Warranties. This Agreement may be terminated at any time prior to the Effective Time by action of either the board of directors of SMBK or the board of directors of PFG (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of PFG, in the case of a termination by SMBK, or SMBK, in the case of a termination by PFG, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by PFG, or Section 6.03, in the case of a termination by SMBK, and which is not cured by the earlier of the (i) two business days prior to the Termination Date or (ii) 30 days following written notice to the PFG, in the case of a termination by SMBK, or to SMBK, in the case of a termination by the PFG, or by its nature or timing cannot be cured during such period.
(e)    Delay. By either SMBK or PFG if the Merger shall not have been consummated on or before June 30, 2020, provided, however, that such date will be automatically extended to September 30, 2020, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(f)    Failure to Recommend; Etc. In addition to and not in limitation of SMBK’s termination rights under Section 7.01(e), by SMBK if (i) there shall have been a material breach of Section 5.04 or Section 5.09 by PFG, or (ii) the board of directors of PFG takes an Adverse Recommendation Action.

(g)    Superior Proposal. By PFG at any time before obtaining the Requisite PFG Shareholder Approval if the board of directors of PFG authorizes PFG, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, that PFG shall have paid any amounts due pursuant to Section 7.02 in accordance with the terms, and at the times, specified therein; provided, further, that, in the event of such termination, PFG concurrently enters into such binding definitive agreement.
Section 7.02    Termination Fee.
(a)    In recognition of the efforts, expenses and other opportunities foregone by SMBK while structuring and pursuing the Merger, PFG shall pay to SMBK a termination fee equal to $2,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by SMBK in the event of any of the following: (i) if PFG terminates this Agreement pursuant to Section 7.01(g), then PFG shall pay SMBK the Termination Fee prior to and as a condition of such termination in accordance with Section 7.01(g); (ii) if SMBK terminates this Agreement pursuant to Section 7.01(f), then PFG shall pay SMBK the Termination Fee within one Business Day after notification of such termination has been provided to the other Party; or (iii) if, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of PFG or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to PFG and (A) thereafter this Agreement is terminated (x) by either SMBK or PFG pursuant to Section 7.01(c) because the Requisite PFG Shareholder Approval shall not have been obtained or (y) by SMBK pursuant to Section 7.01(d), and (B) prior to the date that is twelve months after the date of such termination, PFG enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PFG shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay SMBK the Termination Fee, provided, that for purposes of this Section 7.02(a)(iii), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.
(b)    PFG and SMBK each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SMBK would not enter into this Agreement; accordingly, if PFG fails promptly to pay any amounts due under this Section 7.02, PFG shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of SMBK (including reasonable legal fees and expenses) in connection with such suit.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if PFG pays or causes to be paid to SMBK the Termination Fee in accordance with Section 7.02(a), PFG (or any successor in interest of PFG) will not have any further obligations or liabilities to SMBK with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03    Effect of Termination. Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.
ARTICLE VIII
DEFINITIONS
Section 8.01    Definitions. The following terms are used in this Agreement with the meanings set forth below:
“AAA Balance” has the meaning set forth in Section 5.23.
“AAA Dividend” has the meaning set forth in Section 5.23.
“Acquisition Proposal” has the meaning set forth in Section 5.09(a).
“Acquisition Transaction” has the meaning set forth in Section 5.09(a).
“Adverse Recommendation Action” Has the meaning set forth in Section 5.09(d).
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Cash Consideration” has the meaning set forth in Section 2.01(d).
“Aggregate Stock Consideration” has the meaning set forth in Section 2.01(d).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Articles of Merger” has the meaning set forth in Section 1.04(a).
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than PFG or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Plan of Merger” has the meaning set forth in Section 1.03.
“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BOLI” has the meaning set forth in Section 3.32(b).
“Book-Entry Shares” means any non-certificated share held by book entry in PFG’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of PFG Common Stock.
“Burdensome Condition” has the meaning set forth in Section 5.06(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Tennessee are authorized or obligated to close.
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of PFG Common Stock.
“Claim” has the meaning set forth in Section 5.10(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).
“Code” has the meaning set forth in the Recitals.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Controlled Group Members” means any of PFG’s related organizations described in Code Sections 414.
“Covered Employees” has the meaning set forth in Section 5.11(a).
“D&O Insurance” has the meaning set forth in Section 5.10(d).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” means the date that is five (5) days prior to the Closing Date.

“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).
“Dissenting Shares” has the meaning set forth in Section 2.01(c).
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“Effective Time” has the meaning set forth in Section 1.04(a).
“Enforceability Exception” has the meaning set forth in Section 3.05.
“Environmental Law” means any federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 3.15(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by SMBK (which shall be SMBK’s transfer agent), and reasonably acceptable to PFG, to act as agent for purposes of conducting the exchange procedures described in Article II.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Expiration Date” has the meaning set forth in Section 7.01(f).
“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Financial Statements” has the meaning set forth in Section 3.07(a).
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
“Holder” means the holder of record of shares of PFG Common Stock.
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).
“Informational Systems Conversion” has the meaning set forth in Section 5.13.
“Insurance Policies” has the meaning set forth in Section 3.32(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to PFG, the actual knowledge, of the Persons set forth in PFG Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to SMBK, the actual knowledge of the Persons set forth in SMBK Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Leases” has the meaning set forth in Section 3.30(b).
“Letter of Transmittal” has the meaning set forth in Section 2.06.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loans” has the meaning set forth in Section 3.22(a).
“Material Adverse Effect” with respect to any Party means (i) any change, development, effect, event, or circumstance that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets, deposits, liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such Party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such Party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects PFG and its Subsidiaries or SMBK and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which PFG and SMBK operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects PFG and its Subsidiaries or SMBK and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which PFG and SMBK operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national, or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects PFG and its Subsidiaries or SMBK and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which PFG and SMBK operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by PFG or SMBK to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of SMBK Common Stock (it being understood and agreed that the facts and circumstances giving rise to such changes that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Per Share Stock Consideration together with the Per Share Cash Consideration.
“NASDAQ” means The NASDAQ Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).
“Ordinary Course of Business” means the ordinary, usual and customary course of business of PFG and PFG’s Subsidiaries consistent with past practice, including with respect to frequency and amount.
“OREO” has the meaning set forth in Section 3.22(b).

“Party” or “Parties” have the meaning set forth in the preamble.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“PFG” has the meaning set forth in the preamble to this Agreement.
“PFG 401(a) Plan” has the meaning set forth in Section 3.15(c).
“PFG Benefit Plans” has the meaning set forth in Section 3.15(a).
“PFG Cancelled Shares” has the meaning set forth in Section 2.01(b).
“PFG Common Stock” means the common stock, $10.00 par value per share, of PFG.
“PFG Disclosure Schedule” has the meaning set forth in Article III.
“PFG Employees” has the meaning set forth in Section 3.15(a).
“PFG Expenses” has the meaning set forth in Section 5.20.
“PFG Financial Advisor” has the meaning set forth in Section 3.14.
“PFG Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of PFG and its Subsidiaries.
“PFG Investment Securities” means the investment securities of PFG and its Subsidiaries.
“PFG Loan” has the meaning set forth in Section 3.22(c).
“PFG Material Contracts” has the meaning set forth in Section 3.12(a).
“PFG Meeting” has the meaning set forth in Section 5.04(a).
“PFG Recommendation” has the meaning set forth in Section 5.04(b).
“PFG Regulatory Agreement” has the meaning set forth in Section 3.13.
“PFG Representatives” has the meaning set forth in Section 5.09(a).
“PFG Shareholder Representative” shall mean Ottis Phillips.
“PFG Subsequent Determination” has the meaning set forth in Section 5.09(e).
“PFG Voting Agreement” or “PFG Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

“Plan of Merger” has the meaning set forth in Section 1.03.
“Progressive Bank” has the meaning set forth in the Recitals.
“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials of SMBK and PFG relating to the PFG Meeting.
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by SMBK in connection with the issuance of shares of SMBK Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approval” has the meaning set forth in Section 3.06(a).
“Requisite PFG Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of PFG Common Stock entitled to vote thereon at the PFG Meeting.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SmartBank” has the meaning set forth in the Recitals.
“SMBK” has the meaning set forth in the preamble to this Agreement.
“SMBK Average Stock Price” means the average closing price of the SMBK Common Stock as reported on the NASDAQ for the 10 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.
“SMBK Common Stock” means the common stock, $1.00 par value per share, of SMBK.
“SMBK Disclosure Schedule” has the meaning set forth in Article IV.
“SMBK Reports” has the meaning set forth in Section 4.05(a).
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies),

databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of PFG means, unless the context otherwise requires, any current or former Subsidiary of PFG.
“Superior Proposal” has the meaning set forth in Section 5.09(a).
“Surviving Bank” has the meaning set forth in Section 1.03.
“Surviving Entity” has the meaning set forth in the Recitals.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment, escheat, unclaimed property or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including but not limited to elections, declarations, schedules, estimates and information returns) required to be filed with any Governmental Authority with respect to any Taxes.
“TBCA” has the meaning set forth in Section 1.01.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.
“TDFI” has the meaning set forth in Section 3.06(a).
“Trading Day” means any day on which the NASDAQ is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
ARTICLE IX
MISCELLANEOUS

Section 9.01    Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02    Waiver; Amendment. Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the PFG Meeting no amendment shall be made which by Law requires further approval by the shareholders of SMBK or PFG without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03    Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)    This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions.
(b)    Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Tennessee (the “Tennessee Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Tennessee Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Tennessee Courts, (iii) waives any objection that the Tennessee Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)    Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04    Expenses. Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.
Section 9.05    Notices. All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)    if to SMBK, to:
SmartFinancial, Inc.
5401 Kingston Pike
Knoxville, Tennessee, 37319
Attn: William Y. Carroll, Jr.
E-mail:     Billy.Carroll@smartbank.com
with a copy (which shall not constitute notice to SMBK) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn:    Mark Kanaly
E-mail: mark.kanaly@alston.com
(b)    if to PFG, to:
Progressive Financial Group Inc.
500 North Main Street
Jamestown, TN 38556
Attn: Ottis Phillips, Chairman
E-mail: 1951ottis@gmail.com
with a copy (which shall not constitute notice to PFG) to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker Donelson Center
Suite 800
211 Commerce Street
Nashville, TN 37201
Attn. Steven J. Eisen
E-mail: sjeisen@bakerdonelson.com

Section 9.06    Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, SMBK and PFG hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08    Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09    Interpretation.
(a)    When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)    The PFG Disclosure Schedule and the SMBK Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)    Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.
(e)    Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10    Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

Section 9.12    Privileged Communications. Any privilege attaching as a result of Baker Donelson Bearman Caldwell & Berkowitz, PC representing PFG or any Subsidiary thereof in connection with the transactions contemplated by this Agreement shall survive the Closing Date and shall remain in effect; provided, that such privilege from and after the Closing Date shall be assigned to and controlled by the PFG Shareholder Representative. In furtherance of the foregoing, each of the Parties hereto agrees to take the steps necessary to ensure that any privilege attaching as a result of Baker Donelson Bearman Caldwell & Berkowitz, PC representing PFG or any Subsidiary thereof in connection with the transactions contemplated by this Agreement shall survive the Closing Date and shall remain in effect and be assigned to and controlled by the PFG Shareholder Representative. As to any privileged attorney client communications between Baker Donelson Bearman Caldwell & Berkowitz, PC and PFG or any Subsidiary thereof prior to the Closing Date (collectively, the “Privileged Communications”), SMBK, PFG, and each of their Subsidiaries (including, after the Closing Date, the Surviving Entity and Surviving Bank), together with any of their respective affiliates, successors, or assigns, agree that no such Party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties hereto after the Closing Date.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
SMARTFINANCIAL, INC.

By:     /s/ William Y. Carrol, Jr.
Name:     William Y. Carroll, Jr.

Title:	President and Chief Executive Officer
PROGRESSIVE FINANCIAL GROUP INC.

By:     /s/ Ottis Phillips
Name:     Ottis Phillips
Title:     President and Chief Executive Officer

EXHIBIT A
VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is dated as of October 29, 2019, by and between the undersigned holder (“Shareholder”) of common stock of Progressive Financial Group Inc., a Tennessee corporation (“PFG”), and SmartFinancial, Inc., a Tennessee corporation (“SMBK”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, SMBK and PFG are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) PFG will merge with and into SMBK, with SMBK as the surviving entity, and (ii) Progressive Savings Bank, a Tennessee state-chartered bank and wholly-owned subsidiary of PFG, will merge with and into SmartBank, a Tennessee state-chartered bank and wholly-owned subsidiary of SMBK (“SmartBank”), with SmartBank as the surviving bank (collectively, the “Merger”), and in connection with the Merger, each outstanding share of common stock of PFG, $10.00 par value per share (“PFG Common Stock”), will be converted into the right to receive the Merger Consideration and cash in lieu of fractional shares of SMBK Common Stock;
WHEREAS, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and is entitled to vote (or direct the voting of), directly or indirectly, the number of shares of PFG Common Stock indicated on the signature page of this Agreement under the heading “Total Number of Shares of PFG Common Stock Subject to this Agreement;” provided, that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of PFG Common Stock subsequently acquired and “beneficially owned” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) with power to vote (or direct voting) by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of SMBK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, SMBK entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by SMBK in connection therewith, Shareholder and SMBK agree as follows:
Section 1.    Agreement to Vote Shares. Shareholder, solely in his, her or its capacity as a shareholder of PFG, agrees that, while this Agreement is in effect, at any meeting of shareholders of PFG, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent, or give any other approval in his, her or its capacity as a shareholder of PFG, except as otherwise agreed to in writing in advance by SMBK, Shareholder shall vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the board of directors of PFG and adopted in accordance with the terms thereof); (ii) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of PFG contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action, agreement, or transaction that would reasonably be expected to prevent, materially impede, or materially delay consummation of the transactions contemplated by the Merger Agreement or this Agreement. Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner adverse to SMBK any prior vote or written consent, as a shareholder of PFG, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
Section 2.     No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite PFG Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment, or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts, and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as SMBK may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.    Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with SMBK as follows:
(a)Shareholder has all requisite capacity and authority to enter into and perform his, her, or its obligations under this Agreement.

(b)This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by SMBK, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to the Enforceability Exception.

(c)The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her, or its obligations hereunder will not, violate or conflict with in any material respect, or constitute a material default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment, or decree to which Shareholder is a party or by which Shareholder is bound, or to Shareholder’s knowledge any statute, rule, or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust, or other entity, any charter, bylaw, or other organizational document of Shareholder.

(d)Shareholder is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges, or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder does not beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) any shares of capital stock of PFG other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.
Section 4.    Shareholder acknowledges and agrees that Shareholder has reviewed and understands Section 5.09(a) of the Merger Agreement and hereby agrees from the date hereof until the termination of this Agreement in accordance with its terms that Shareholder shall be bound by Section 5.09(a) of the Merger Agreement to the same extent (solely with respect to Shareholder’s actions) as if Shareholder were directly bound by PFG’s obligations thereunder.
Section 5.     Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of SMBK to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to SMBK if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, SMBK will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that SMBK has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with SMBK seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, SMBK shall have the right to inform any third party that SMBK reasonably believes to be, or to be contemplating, participating with Shareholder, or receiving from Shareholder assistance, in violation of this Agreement, of the terms of this Agreement and of the rights of SMBK hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with SMBK set forth in this Agreement may give rise to claims by SMBK against such third party.
Section 6.     Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) termination of the Merger Agreement, or (c) two (2) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
Section 7.    Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.    Modification and Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time.
Section 9.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.    Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her, or its capacity as a shareholder of PFG, and it shall not apply in any manner to Shareholder in his, her, or its capacity as a director or officer of PFG, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit or otherwise affect in any manner, the obligations of Shareholder to comply with his, her, or its fiduciary duties as a director or officer of PFG, if applicable.
Section 11.     Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions.
Section 12.     Jurisdiction. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought exclusively in any federal or state court of competent jurisdiction located in the State of Tennessee. Each party consents to the jurisdiction of such Tennessee courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Tennessee courts.
Section 13.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.    Waiver of Appraisal Rights. To the extent permitted by applicable Law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her, or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable Law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SMBK, SmartBank, PFG, Progressive Savings Bank, or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.    Disclosure. Shareholder hereby authorizes PFG and SMBK to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
Section 16.    Ownership. Nothing in this Agreement shall be construed to give SMBK any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in SMBK any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and SMBK shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of PFG or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.
Section 17.    Fiduciary Duty. No provision of this Agreement shall preclude or in any way limit the Shareholder (or any representative of the Shareholder) from exercising his or her fiduciary duties as a member of the board of directors or an officer of PFG or in any capacity with any other entity.
Section 18.    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SMARTFINANCIAL, INC.

By:
Name:    William Y. Carroll, Jr.
Title:    President and Chief Executive Officer

SHAREHOLDER

__________________________________________

Printed Name:

Total Number of Shares of PFG Common Stock Subject to this Agreement:

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of October 29, 2019, by and between SmartBank, a Tennessee state chartered banking institution with its main office located at 2430 Teaster Lane, Suite 205, Pigeon Forge, TN 37863 (“SmartBank”), and Progressive Savings Bank, a Tennessee state charted banking institution with its main office located at 500 North Main Street, Jamestown, TN 38556 (“Progressive Savings Bank”), to provide for the merger of Progressive Savings Bank with and into SmartBank (the “Bank Merger”). SmartBank and Progressive Savings Bank are referred to herein as the “Merging Banks.”

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of October 29, 2019 (the “Parent Merger Agreement”), by and between SmartFinancial, Inc., a Tennessee corporation and the sole shareholder of SmartBank (the “Company”), and Progressive Financial Group Inc. (“PFG”), a Tennessee corporation and the sole shareholder of Progressive Savings Bank, PFG will be merged with and into the Company (the “Parent Merger”), subject to the terms of and conditions set forth in the Parent Merger Agreement;

WHEREAS, as a result of the Parent Merger, Progressive Savings Bank will become a wholly-owned subsidiary of the Company;
WHEREAS, the Parent Merger Agreement contemplates the subsequent merger of Progressive Savings Bank with and into SmartBank, with SmartBank as the surviving bank (the “Surviving Bank”);
WHEREAS, the respective boards of directors of SmartBank and Progressive Savings Bank have adopted this Agreement and have determined that this Agreement and the transactions contemplated by this Agreement, including the Bank Merger, are in the best interests of their respective shareholder(s); and

WHEREAS, PFG and the Company have approved this Agreement on October 29, 2019 in their capacity as the sole shareholders of Progressive Savings Bank and SmartBank, respectively.

NOW, THEREFORE, in consideration of the premises and of the covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Merging Banks, intending to be legally bound, hereby make, adopt and approve this Agreement, and hereby prescribe the terms and conditions of the Bank Merger and the mode of effecting the Bank Merger as follows:

ARTICLE 1

TERMS OF BANK MERGER

Section 1.1    The Bank Merger.
(a)    At the Effective Time (as defined below), Progressive Savings Bank shall be merged with and into SmartBank in accordance with, and with the effects provided in, this Agreement and applicable provisions of the Tennessee Banking Act, Tennessee Code Annotated § 45-1-101 et seq., and the Tennessee Business Corporation Act, Tennessee Code Annotated § 48-11-101 et seq. As a result of the Bank Merger, (i) each share of common stock of Progressive Savings Bank, par value $10.00 per share, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled for no consideration and (ii) each share of capital stock of SmartBank, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time. For purposes of this Agreement, the Bank Merger shall become effective on the date and time specified in the articles of merger for the Bank Merger as filed with the Tennessee Secretary of State (such time when the Bank Merger becomes effective, the “Effective Time”).
(b)    At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, privileges, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. The deposit-taking offices of Progressive Savings Bank shall be operated by the Surviving Bank, and the savings accounts issued by Progressive Savings Bank shall be issued on the same terms by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks as if the Bank Merger had not occurred.
Section 1.2    Name of Surviving Bank and Principal Office. The name of the Surviving Bank shall be “SmartBank.” The principal office of SmartBank shall continue to be 2430 Teaster Lane, Suite 205, Pigeon Forge, Tennessee 37863 after the Effective Time. The branch offices of Progressive Savings Bank and SmartBank immediately prior to the Effective Time will be operated as branch offices of the Surviving Bank immediately following the Effective Time.
Section 1.3    Charter. At and after the Effective Time, the Charter of SmartBank shall be the Charter of the Surviving Bank until amended in accordance with applicable law.
Section 1.4    Bylaws. At and after the Effective Time, the Bylaws of SmartBank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.
Section 1.5    Directors and Officers. At and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of SmartBank immediately prior to the Effective Time, provided that the board of directors will be expanded to add Ottis Phillips following the Effective Time; and (ii) the executive officers of the Surviving Bank shall be the executive officers of SmartBank immediately prior to the Effective Time. The directors and executive officers of the Surviving Bank shall hold office in accordance with the Charter and Bylaws of the Surviving Bank. A list of the anticipated directors and executive officers of the Surviving Bank, including the residence of each such person, is set forth on Exhibit A.
Section 1.6    Capital of Surviving Bank. The amount of capital stock of the Surviving Bank authorized immediately following the Effective Time shall continue to be 8,000,000 shares of common stock, par value $1.00, per share, and 2,000,000 shares of preferred stock, par value $1.00 per share, of which 3,552,171 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding as of the date hereof,
Section 1.7    No Preferred Stock. No preferred stock will be issued in connection with, or as a result of, the transactions contemplated by this Agreement.
Section 1.8    Offices. The offices of the Surviving Bank are set forth on Exhibit B. Also denoted on Exhibit B are the current offices of each of the Merging Banks.
ARTICLE I
MISCELLANEOUS
Section 2.1    Conditions Precedent. The respective obligations of each party to consummate the Bank Merger pursuant to this Agreement shall be subject to (a) the approval of this Agreement and the transactions contemplated hereby by (i) the Federal Deposit Insurance Corporation (the “FDIC”), (ii) the Tennessee Department of Financial Institutions (the “TDFI”), (iii) other regulatory authorities, as applicable, and (iv) the shareholder(s) of each Merging Bank, and (b) the consummation of the Parent Merger.
Section 2.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any applicable principles of conflicts of laws that would result in the application of the law of another jurisdiction.
Section 2.3    Counterparts. This Agreement may be executed (by facsimile or otherwise) by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
Section 2.4    Amendments. To the extent permitted by the FDIC and the TDFI, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.
Section 2.5    Successors. This Agreement shall be binding on the successors of SmartBank and Progressive Savings Bank.

Section 2.6    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time by mutual written agreement of the parties hereto upon the approval of the board of directors of each of the parties hereto. Additionally, this Agreement shall terminate automatically, without any action by the parties hereto, in the event that the Parent Merger Agreement is terminated in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, SmartBank and Progressive Savings Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers as of the date first set forth above.

SmartBank

Attest:

By:
Name:		Name: William Y. Carroll, Jr.
Title:		Title: President and Chief Executive Officer

Progressive Savings Bank
ATTEST:

By:
Name:		Name: Ottis Phillips
Title:		Title: President and Chief Executive Officer

EXHIBIT A
OFFICERS AND DIRECTORS OF SURVIVING BANK

Plan of Bank Merger – Exhibit A

EXHIBIT B
BANKING OFFICES OF SURVIVING BANK

EXHIBIT C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
This Non-Competition and Non-Disclosure Agreement (this “Agreement”), is dated as of October 29, 2019, by and between the undersigned, an individual resident of the State of Tennessee (“Director”), and SmartFinancial, Inc., a Tennessee corporation (“SMBK”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, SMBK and Progressive Financial Group Inc., a Tennessee corporation (“PFG”), are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which (i) PFG will merge with and into SMBK, with SMBK as the surviving entity, and (ii) Progressive Savings Bank (“Progressive Bank”), a Tennessee state-chartered bank and wholly-owned subsidiary of PFG, will merge with and into SmartBank, a Tennessee state-chartered bank and wholly-owned subsidiary of SMBK (“SmartBank”), with SmartBank as the surviving bank (collectively, the “Merger”);
WHEREAS, Director is a shareholder and member of the Board of Directors of PFG or one of its Subsidiaries, and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of PFG Common Stock held by Director;

WHEREAS, as of and prior to the date hereof, Director serves and has served as a member of the Board of Directors of PFG or Progressive Bank, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined);

WHEREAS, as a result of the Merger, SMBK will succeed to all of the Confidential Information and Trade Secrets, for which SMBK as of the Effective Time will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that Director enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, SMBK and Director, each intending to be legally bound, covenant and agree as follows:

Section 1.     Restrictive Covenants.
(a)    Director acknowledges that (i) SMBK has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.
(b)    Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with SMBK as follows:
(i)    From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secrets for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable Law. In the event that Director is required by Law to disclose any Confidential Information, Director will: (A) if and to the extent permitted by Law, provide SMBK with prompt notice of such requirement prior to the disclosure so that SMBK may waive the requirements of this Agreement or seek an appropriate protective order at SMBK’s sole expense; and (B) use reasonable efforts (without being required to incur personal expense) to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, upon advice of his or her counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed. Nothing contained in this Agreement limits the Director’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal, state, or local governmental agency, authority or commission that has jurisdiction over SMBK or SmartBank or any of their respective Subsidiaries or affiliates (the “Government Agencies”). The Director further understands that this Agreement does not limit his or her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to PFG or SMBK any of their respective Subsidiaries or affiliates. This Agreement does not limit the Director’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Director understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of Law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.
(ii)    Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two years after the Effective Time, Director will not (except on behalf of or with the prior written consent of SMBK), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of SMBK or SmartBank or any of their respective Subsidiaries (each a “Protected Party”), including, but not limited to, (A) customers of Progressive Bank as of the date hereof or as of the Effective Time, and (B) prospective customers of Progressive Bank actually known by Director to be actively sought by Progressive Bank as of the Effective Time, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.
(iii)    Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two years after the Effective Time, Director will not (except on behalf of or with the prior written consent of SMBK), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, officer, or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party which has an office located within the Restricted Territory.
(iv)    For a period beginning at the Effective Time and ending two years after the Effective Time, Director will not, on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided that the foregoing will not prevent the placement of any general solicitation for employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.
(c)    For purposes of this Section 1, the following terms shall be defined as set forth below:
(i)    “Competitive,” with respect to particular products or services, means products or services that are the same as or substantially similar to the products or services of any Protected Party.
(ii)    “Confidential Information” means data and information:
(A)    relating to the business of PFG and its Subsidiaries, including Progressive Bank, regardless of whether the data or information constitutes a Trade Secret;

(B)    disclosed to Director or of which Director became aware as a consequence of Director’s relationship with PFG or its Subsidiaries;

(C)    having value to PFG or its Subsidiaries and, as a result of the consummation of the transactions contemplated by the Merger Agreement, SMBK and/or SmartBank; and

(D)    not generally known to competitors of SMBK, SmartBank, PFG or Progressive Bank.
Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed or is otherwise available to the public, except where such public disclosure has been made by Director without authorization from PFG or SMBK or any of their respective Subsidiaries, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.
(iii)    “Restricted Territory” means each county in Tennessee in which Progressive Bank operates a banking office at the Effective Time and each county contiguous to each of such counties.
(iv)    “Trade Secret” means information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public, and which information:
(A)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
(d)    Director acknowledges that irreparable loss and injury would result to SMBK upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, SMBK may petition and obtain from a court of law or equity, without the necessity of proving actual damages, and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits, and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic, or other limitations permitted by applicable Law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by Law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable, and the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
Section 2.    Term; Termination. This Agreement may be terminated at any time by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon the earlier of (i) termination of the Merger Agreement; or (ii) two years following the Effective Time. For the avoidance of doubt, the provisions of Section 1 shall only become operative upon the consummation of the Merger but, in such event, shall survive the consummation of the Merger until the earlier of (i) two years after the Effective Time or (ii) a Change in Control. Upon termination of this Agreement, no party shall have any further obligations or liabilities hereunder, except that termination of this Agreement will not relieve a breaching party from liability for any breach of any provision of this Agreement occurring prior to the termination of this Agreement.
Section 3.    Notices. All notices, requests, and other communications hereunder to a party shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to SMBK:        SmartFinancial, Inc.
5401 Kingston Pike
Knoxville, Tennessee, 37319
Attn: William Y. Carroll, Jr.
E-mail:     Billy.Carroll@smartbank.com

If to Director:	The address of Director’s principal residence as it appears in PFG’s records as of the date hereof, as subsequently modified by Director’s provision of notice regarding the same to SMBK.

Section 4.    Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this Agreement shall be brought exclusively in any federal or state court of competent jurisdiction located in the State of Tennessee. Each party consents to the jurisdiction of such Tennessee courts in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Tennessee courts. Service of any court paper may be effected on a party hereto by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.
Section 5.    Modification and Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Director and SMBK. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time.
Section 6.    Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 7.    Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 8.    Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 9.    Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SMARTFINANCIAL, INC.

By:
Name:    William Y. Carroll, Jr.
Title:    President and Chief Executive Officer

DIRECTOR

Printed Name:

Plan of Bank Merger – Exhibit B

Schedule I
For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 1(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any Person.

2.	The offer and sale of insurance products by Director to any Person.

3.	The provision of investment advisory and brokerage services by Director to any Person.

4.	The provision of private equity/venture capital financing by Director to any Person.

5.	The provision of accounting services by Director to any Person.

6.	The provision of automobile financing in connection with the operation of automobile dealerships.

7.	The ownership of 5% or less of any class of securities of any Person.

8.	Obtaining banking-related services or products for entities owned, controlled or managed by Director.

EXHIBIT D

CLAIMS LETTER

October 29, 2019

SmartFinancial, Inc.
5401 Kingston Pike
Knoxville, Tennessee, 37319
Ladies and Gentlemen:

This letter is delivered pursuant to the Agreement and Plan of Merger, dated as of October 29, 2019 (the “Merger Agreement”), by and between SmartFinancial, Inc., a Tennessee corporation (“SMBK”), and Progressive Financial Group Inc., a Tennessee corporation (“PFG”).
Concerning any claims which the undersigned may have against PFG or any of its Subsidiaries, including Progressive Savings Bank, a Tennessee state-chartered bank (each, a “PFG Entity”), in his or her capacity as an officer, director, or employee of any PFG Entity, and in consideration of the promises and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:
Section 1.     Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.
Section 2.     Release of Certain Claims.
(a)The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger pursuant to the Merger Agreement, each PFG Entity, and each of their respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character, or description (collectively, “Claims”), which the undersigned, solely in his or her capacity as an officer, director, or employee of any PFG Entity has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events, or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but have not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options, and restricted stock grants which have been disclosed in writing to SMBK on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b)For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i)any Claims that the undersigned may have in any capacity other than as an officer, director, or employee of any PFG Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned Progressive Savings Bank, (B) Claims as a depositor under any deposit account with Progressive Savings Bank, (C) Claims as the holder of any Certificate of Deposit issued by Progressive Savings Bank, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director, or employee of any PFG Entity; (E) Claims in his or her capacity as a shareholder of PFG, (F) Claims as a holder of any check issued by any other depositor of Progressive Savings Bank, or (G) Claims for which the undersigned would be entitled to make an insurance claim under applicable insurance policies maintained by a PFG Entity;

(ii)	the Claims excluded in Section 2(a)(i) above;

(iii)any Claims that the undersigned may have under the Merger Agreement;

(iv)any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any PFG Entity, under Tennessee law or the Merger Agreement;

(v)any Claims that are (A) based upon facts and circumstances arising after the date hereof and prior to the Closing Date, and (B) have been asserted in writing to PFG and SMBK prior to the Closing Date; or

(vi)any rights or Claims listed on Schedule I to this Agreement.
Section 3.    Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, or prosecuting any lawsuit, action, claim, or proceeding before or in any court, regulatory, governmental, arbitral, or other authority to collect or enforce any Released Claims which are released and discharged hereby.
Section 4.    Miscellaneous.
(a)    This letter shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Tennessee, without regard for conflict of law provisions.
(b)    This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and the release of Claims contained in this letter supersedes all prior agreements, arrangements, or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.
(c)    This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors, and assigns.
(d)    This letter may not be modified, amended, or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction, or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of the terms of this letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(e)    The undersigned represents, warrants, and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.
(f)    This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties. If the Merger Agreement is terminated for any reason, this letter shall be of no force or effect.
(g)    If any civil action, arbitration, or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes, and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs, and expenses incident to arbitration, appellate, bankruptcy, and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes, and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(h)    Each party acknowledges and agrees that any controversy which may arise under this letter is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter, or the transactions contemplated by this letter. Each party certifies and acknowledges that (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this letter by, among other things, the mutual waivers and certifications in this Section.
(i)    Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought exclusively in any federal or state court of competent jurisdiction located in the State of Tennessee. Each party consents to the jurisdiction of such Tennessee court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Tennessee court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure, or local rules.
[Signature Pages Follow]

Sincerely,

Signature of Director

Name of Director

On behalf of SmartFinancial, Inc., I hereby acknowledge receipt of this letter as of this 29th day of October, 2019.

SMARTFINANCIAL, INC.

By:
Name: William Y. Carroll, Jr.
Title:     President and Chief Executive Officer

Schedule I
Additional Excluded Claims

Non-Competition and Non-Disclosure Agreement – Schedule I